Exhibit 4.1

C L I F F O R D C H A N C E	LIMITED LIABILITY PARTNERSHIP

CONFORMED COPY

DATED 26 AUGUST 2003

YELL LIMITED

as Obligors’ Agent

ABN AMRO BANK N.V.

and

HSBC BANK PLC

As Arrangers

HSBC BANK PLC

as Facility Agent

and

HSBC BANK PLC

as Security Trustee

SECOND AMENDMENT AND RESTATEMENT AGREEMENT

RELATING TO A

FACILITY AGREEMENT

DATED 8 JULY 2003 AS AMENDED AND RESTATED ON

12 AUGUST 2003

THIS AGREEMENT is dated 26 August 2003 made between:

(1)	YELL LIMITED (registration number 4205228) acting as Obligors’ Agent on the terms and conditions set out in clause 38.4 (Obligors) of the Original Facility Agreement (the “Obligors’ Agent”);

(2)	ABN AMRO BANK N.V. and HSBC BANK plc as joint mandated lead arrangers (whether acting individually or together the “Arranger”);

(3)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Lenders) of the Original Facility Agreement as lenders (the “Original Lenders”);

(4)	HSBC BANK plc as Facility Agent of the Lenders (the “Facility Agent”); and

(5)	HSBC BANK plc as Security Trustee for the Secured Parties (the “Security Trustee”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Original Facility Agreement” means the Facility Agreement dated 8 July 2003 between the Parent, the Original Borrowers, the Original Guarantors, the Arranger, the Original Lenders, the Facility Agent and the Security Trustee as amended and restated on 12 August 2003.

“Restated Agreement” means the Original Facility Agreement, as amended and restated by this Agreement, the terms of which are set out in Schedule 1 (Restated Agreement).

1.2	Incorporation of Defined Terms

(a)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in this Agreement as in that Finance Document or notice.

(b)	The principles of construction set out in the Original Facility Agreement shall have effect as if set out in this Agreement.

1.3	Clauses

(a)	In this Agreement any reference to a “Clause” or “Schedule” is, unless the context otherwise requires, a reference to a Clause or Schedule of this Agreement.

(b)	Clause and Schedule headings are for ease of reference only.

2.	RESTATEMENT

2.1	Restatement of the Original Facility Agreement

With effect from the date of this Agreement, the Original Facility Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Schedule 1 (Restated Agreement)

2.2	Finance Document

By their execution of this Agreement, each of the Facility Agent and the Obligors’ Agent designate this Agreement as a Finance Document.

3.	REPRESENTATIONS

The Obligors’ Agent (on its own behalf and on behalf of each of the Obligors) makes the Repeating Representations as if each reference in those representations to “this Agreement” or “the Finance Documents” includes a reference to (a) this Agreement and (b) the Restated Agreement.

4.	CONTINUITY AND FURTHER ASSURANCE

4.1	Continuing obligations

The provisions of the Original Facility Agreement shall, save as amended in this Agreement, continue in full force and effect.

4.2	Further assurance

The Obligors’ Agent shall, at the request of the Facility Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

5.	MISCELLANEOUS

5.1	Incorporation of terms

The provisions of clause 36 (Partial Invalidity), clause 37 (Remedies and waivers), clause 40 (Governing Law), and clause 41 (Enforcement) of the Original Facility Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” or “the Finance Documents” are references to this Agreement.

5.2	Counterparts

This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

RESTATED AGREEMENT

FACILITIES AGREEMENT

for

YELL GROUP PLC

arranged by

ABN AMRO BANK N.V.

and

HSBC BANK PLC

with

HSBC BANK PLC

acting as Facility Agent

and

HSBC BANK PLC

acting as Security Trustee

FACILITIES AGREEMENT

32.	Sharing Among The Finance Parties	129

33.	Payment Mechanics	131

34.	Set-Off	133

35.	Application Of Proceeds	133

36.	Notices	135

37.	Calculations And Certificates	138

38.	Partial Invalidity	138

39.	Remedies And Waivers	138

40.	Amendments And Waivers	138

41.	Counterparts	141

42.	Governing Law	141

43.	Enforcement	141

THIS AGREEMENT is originally dated 8 July 2003 as amended and restated on 12 August 2003 and on 26 August 2003 and made

BETWEEN:

(1)	YELL GROUP plc (registration number 4180320) (the “Parent”);

(2)	THE SUBSIDIARIES of the Parent listed in Part I of Schedule 1 (The Original Obligors) as original borrowers (the “Original Borrowers”);

(3)	THE SUBSIDIARIES of the Parent listed in Part I of Schedule 1 (The Original Obligors) as original guarantors (the “Original Guarantors”);

(4)	ABN AMRO BANK N.V. and HSBC BANK plc as joint mandated lead arrangers (whether acting individually or together the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);

(6)	HSBC BANK plc as Facility Agent of the Lenders (the “Facility Agent”); and

(7)	HSBC BANK plc as Security Trustee for the Secured Parties (the “Security Trustee”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter) or such other form as may be agreed between the Facility Agent and the Obligors’ Agent.

“Accounting Principles” means generally accepted accounting principles in the United Kingdom.

“Acquisition Assets” has the meaning given thereto in the definition of “Permitted Acquisitions”.

“Acquisition Consideration” means, in relation to Acquisition Assets, the equivalent in sterling of the aggregate of the consideration (including any non-cash consideration) paid and payable (whether contingent or otherwise) and the gross liabilities in respect of Financial Indebtedness assumed or to be assumed or refinanced or which remain subsisting in respect of such Acquisition Assets following their acquisition.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 26 (Changes to the Obligors and Release of Security).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors and Release of Security).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Additional Subordinated Loan Stock” means the subordinated, unsecured and unguaranteed non-cash interest bearing loan notes in the nominal principal amount of £374,833,032.25 issued by the Parent pursuant to an instrument dated 16 April 2002 and subscribed for by the SLPs.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market as of 11:00 a.m. on a particular day.

“Agreed Financial Projections” means the financial projections in the agreed form delivered to the Facility Agent pursuant to Part I (Conditions Precedent to Initial Loan) of Schedule 2 (Conditions Precedent).

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility listed in Clause 7.1 (Type of Facility) made available to a Borrower by an Ancillary Lender in accordance with the terms of an Ancillary Document.

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility and which executes an Accession Letter to accede to this Agreement.

“Ancillary Limit” means the maximum aggregate principal amount which may be made available to the Borrowers by way of Ancillary Facilities but excluding any interest rate or foreign exchange hedging provided under the Hedging Agreements, being £50,000,000 (or its equivalent in other currencies).

“Approved Bank” means any bank which has been approved by notice in writing to the Obligors’ Agent by the Facility Agent for the purposes of this definition and, except in circumstances where the Transaction Security has been released pursuant to Clause 26.7 (Release of Security otherwise than on a Disposal), which has been given, and has acknowledged, any and all notices required by the Security Documents.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)	in relation to the Term Facility, the period from and including the date of this Agreement to and including the day falling 90 days after the date of this Agreement; and

(b)	in relation to the Revolving Facility, the period from and including the date of this Agreement to and including the date falling one Month prior to the Final Maturity Date.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Loan, the Base Currency Amount of its participation in any other Loans that are due to be made under that Facility on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Loan under the Revolving Facility only, the Base Currency Amount of that Lender’s participation in any Revolving Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from a Lender’s Commitment under that Facility.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Currency” means, in relation to Facility A1 and the Revolving Facility, sterling and, in relation to Facility A2, dollars.

“Base Currency Amount” means, in relation to a Loan under a Facility, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency for that Facility, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation Request) as adjusted to reflect any repayment, prepayment, consolidation or division of a Loan.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 26 (Changes to the Obligors and Release of Security).

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business” means the business of providing classified information for consumer and business needs in any medium whatsoever, including, without limitation, in the form of printed directories, telephone information services and electronic media, including, without limitation, such business carried out under the names “Yellow Pages”, “Business Pages”, “Talking Pages”, “The Business Database”, “Yell.Com”, “Planet Pages”, “The Talking Phone Book” and all related activities carried on at the date of this Agreement.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(c)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Capital Expenditure” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Cash Collateral Account” means any account with the Facility Agent opened or to be opened in the name of a Borrower into which sums are to be paid in accordance with Clause 9.12 (Prepayments during Interest Periods).

“Cash Equivalents” means:

(a)	securities issued by, or unconditionally guaranteed by, the United Kingdom Government, the United States Government or the government of any Specified Sovereign or issued by any agency thereof and, as the case may be, guaranteed by the United Kingdom Government or backed by the full faith and credit of the United States Government or guaranteed by the government of any Specified Sovereign, in each case maturing within one year of the date of the acquisition thereof;

(b)	commercial paper issued by any corporation organised under the laws of the United Kingdom, a state of the United States of America or a Specified Sovereign maturing no more than one year from the date of the acquisition thereof and, at the time of such acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(c)

certificates of deposit or bankers’ acceptances issued by any commercial bank organised under (i) the laws of the United Kingdom, (ii) the laws of a state of the United States of America, (iii) the federal laws of the United States of America, or (iv) the laws of a Specified Sovereign, maturing within one year from the date of the acquisition thereof issued by any bank having a long term unsecured debt rating of at least A-1 from S&P or at least P-1 from Moody’s;

(d)	investments in money market funds which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above; and

(e)	any other cash equivalent securities approved in writing for the purposes of this definition by the Facility Agent.

“Cashflow” has the meaning given to such term in Clause 22.1 (Financial definitions).

“Change of Control” has the meaning given in Clause 9.6 (Exit).

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Closing Date” means the date on which Completion occurs.

“Code” means, at any date, the US Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder all as the same may be in effect as at such date.

“Commitment” means a Term Commitment or a Revolving Commitment as the context may require.

“Completion” means receipt by the Parent of the funds from the IPO.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate) or such other form as may be agreed between the Facility Agent and the Obligors’ Agent.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the recommended form of the LMA or in such other form as may be agreed between the Obligors’ Agent and the Facility Agent.

“Consolidated EBITDA” has the meaning given to such term in Clause 22.1 (Financial definitions).

“Consolidated Net Senior Debt” has the meaning given to such term in Clause 22.1 (Financial definitions).

“Consolidated Total Net Debt” has the meaning given to such term in Clause 22.1 (Financial definitions).

“Default” means an Event of Default or any event or circumstance which, with the expiry of a grace period, the giving of notice, the making of any determination or the fulfilment of any condition provided for in Clause 24 (Events of Default) would or could reasonably be expected to constitute an Event of Default.

“Deferred Subscription Arrangements” means the deferred subscription arrangements and related transactions described in the steps paper delivered to the Facility Agent pursuant to Part I (Conditions Precedent to Initial Loan) of Schedule 2 (Conditions Precedent).

“Delegate” means any delegate, agent or attorney appointed by the Security Trustee.

“Discount High Yield Noteholders” means the subscribers for (and any holder from time to time of) the Discount High Yield Notes and any successor, assignee or transferee of any such person.

“Discount High Yield Notes” means the 13½% senior discount US Dollar notes due 2011 issued by the Issuer.

“Discount High Yield Notes Trustee” means the trustee appointed on behalf of the Discount High Yield Noteholders.

“Dormant Company” means a member of the Group which during the most recently ended Financial Year was dormant within the meaning of Section 250(3) of the Companies Act 1985 (which, for the purposes of this definition, shall be deemed to apply to any Subsidiary of the Parent wherever incorporated) and does not have assets with an aggregate value greater than £100,000 (or its equivalent in other currencies).

“Environmental Claim” means any claim or proceeding commenced before any court or tribunal by any person or investigation by any regulatory authority in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment; or

(b)	the protection of human health or the health of animals or plants to the extent that it relates to environmental protection.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States of America as amended from time to time and any applicable regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Obligor, any person that for the purposes of Title IV of ERISA is from time to time a member of the controlled group of any Obligor, or under common control with any Obligor within the meaning of Section 414 of the Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043(c) of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10),

(11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan or a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Obligor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Obligor or any ERISA Affiliate from a Multiemployer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Excluded Group Members” means the Parent and the Issuer and, following their acquisition by the Parent pursuant to paragraph (e) of Clause 23.10 (Acquisitions), the SLP Partnership Companies and the SLPs, and “Excluded Group Member” shall mean any one of them as the context may require.

“Excess Cashflow” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Existing Facility Agreement” means the facilities agreement dated 25 May 2001 (as last amended and restated on 11 November 2002 and otherwise as amended, varied or restated from time to time prior to the date of this Agreement) and made between, among others, the Parent and Deutsche Bank AG London as Facility Agent and Security Agent.

“Existing Finance Documents” shall have the meaning given to “Senior Finance Documents” set out in the Existing Facility Agreement.

“Existing Indebtedness” means all amounts (whether of principal, interest, costs, fees or expenses and whether actual or contingent) outstanding under the Existing Finance Documents as at the Closing Date.

“Existing Security” means all Security granted by any member of the Group as security for the Existing Indebtedness.

“External Debt” means Financial Indebtedness of any member of the Group raised after the Closing Date as a result of issuing any note, bond or other debt security (whether issued to the public or by means of private placement) and with a maturity of more than one year excluding (i) any Further High Yield Debt which is issued to refinance amounts outstanding under the High Yield Notes or the Discount High Yield Notes but only up to the aggregate amount of such Further High Yield Debt necessary to complete such refinancing, (ii) any issue in the equity capital markets and (iii) Permitted Indebtedness.

“Facility” means the Term Facility or the Revolving Facility.

“Facility A1” means that part of the Term Facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

“Facility A1 Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency for Facility A1 set opposite its name under the heading “Facility A1 Commitment” in Part II of Schedule 1 (The Original Lenders) and the amount of any other Facility A1 Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency for Facility A1 of any Facility A1 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A1 Loan” means a loan made or to be made under Facility A1 or the principal amount outstanding for the time being of that loan.

“Facility A1 Repayment Date” means each of the dates specified in paragraph (a) of Clause 8.1 (Repayment of Term Loans) as Facility A1 Repayment Dates.

“Facility A2” means that part of the Term Facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).

“Facility A2 Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency for Facility A2 set opposite its name under the heading “Facility A2 Commitment” in Part II of Schedule 1 (The Original Lenders) and the amount of any other Facility A2 Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency for Facility A2 of any Facility A2 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A2 Loan” means a loan made or to be made under Facility A2 or the principal amount outstanding for the time being of that loan.

“Facility A2 Repayment Date” means the date specified in paragraph (c) of Clause 8.1 (Repayment of Term Loans) as the Facility A2 Repayment Date.

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters made between the Arranger and the Parent (or the Facility Agent and the Parent) setting out any of the fees referred to in Clause 13 (Fees).

“Final Maturity Date” means the date falling five years after the date of this Agreement.

“Finance Document” means this Agreement, any Fee Letter, the Subordination Agreement, any Accession Letter, any Resignation Letter, any Security Document, any Ancillary Document, any Hedging Agreement and any other document designated as a “Finance Document” by the Facility Agent and the Obligors’ Agent.

“Finance Party” means the Facility Agent, the Arranger, the Security Trustee or a Lender.

“Financial Indebtedness” means any indebtedness in respect of or arising under or in connection with:

(a)	moneys borrowed (including overdrafts); or

(b)	money raised including any debenture, bond (other than a performance bond issued in the ordinary course of trading by one member of the Group in respect of the obligations of another member of the Group (other than an Excluded Group Member)), note or loan stock or other similar instrument; or

(c)	any acceptance or documentary credit; or

(d)	receivables sold or discounted (otherwise than on a non-recourse basis); or

(e)	the acquisition cost of any asset to the extent payable after the time of acquisition or possession by the person liable as principal obligor for the payment thereof where the deferred payment is arranged primarily as a method of raising finance or financing or refinancing the acquisition of the asset acquired; or

(f)	the sale price of any asset to the extent paid before the time of sale or delivery by the person liable to effect such sale or delivery where the advance payment is arranged primarily as a method of raising finance or financing or refinancing the manufacture, assembly, acquisition or holding of the asset to be sold; or

(g)	finance leases, credit sale or conditional sale agreements (whether in respect of land, buildings, plant, machinery, equipment or otherwise) which are treated as finance leases in accordance with the Accounting Principles (but not including liabilities under operating leases); or

(h)	any agreement for managing or hedging currency and/or interest rate and/or commodity risk provided that where such agreement provides for netting to occur this paragraph (h) shall include the net amount of the payment obligation outstanding from the relevant member of the Group thereunder after such netting-off has occurred; or

(i)	the amount payable under any put option or other arrangement whereby any member of the Group is liable, at the request of a third party, to purchase share capital or other securities issued by it or any other member of the Group; or

(j)	the amount payable by any member of the Group in respect of the redemption of any share capital or other securities issued by it or any other member of the Group (if the share capital or other securities are redeemable at the option of their holder or if the relevant member of the Group is otherwise obliged to redeem them); or

(k)	amounts raised under any other transaction required to be accounted for as a borrowing; or

(l)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any indebtedness falling within paragraphs (a) to (k) inclusive of this definition, and so that, where the amount of Financial Indebtedness falls to be calculated, no amount shall be taken into account more than once in the same calculation.

“Financial Year” means each period ending on 31 March in respect of which audited consolidated financial statements of the Group are required to be prepared.

“Funds Flow Statement” means the funds flow statement in agreed form delivered to the Facility Agent.

“Further Equity Contribution” means any cash subscription for equity share capital (not having creditor rights) in the Parent which occurs after the date of this Agreement and the proceeds of which are contributed by way of subscription for share capital through all the relevant intermediate holding companies to the Subordinated Guarantor or any of its Subsidiaries.

“Further High Yield Debt” means (i) unsecured Financial Indebtedness which is subordinated to, or ranks pari passu with (or, to the extent that such Financial Indebtedness is intended to be used to refinance the High Yield Notes and/or Discount High Yield Notes in full, would have ranked pari passu with), the High Yield Notes and/or the Discount High Yield Notes and which is incurred by the Issuer (and, to the extent guaranteed, guaranteed only by the Subordinated Guarantor) on substantially the same terms as, or on terms not more favourable to the holders or creditors thereof than the terms of the High Yield Notes and/or the Discount High Yield Notes and, in each case, having a scheduled maturity date no earlier than 12 months after the Final Maturity

Date and being subordinated to all amounts outstanding from time to time under the Finance Documents on terms approved in writing by the Facility Agent acting on the instructions of the Majority Lenders (acting reasonably); and (ii) any other unsecured subordinated Financial Indebtedness the terms of which have been approved in writing by the Facility Agent (acting on the instructions of the Majority Lenders).

“Further Intercompany Loan Agreements” means intercompany loan agreements or, as the case may be, loan notes, in each case in the agreed form, to be made (in the case of intercompany loan agreements) between the Issuer as lender and the Subordinated Guarantor as borrower, the Subordinated Guarantor as lender and YH2 as borrower and YH2 as lender and other members of the Group (other than the Issuer and the Subordinated Guarantor) as borrowers and otherwise between any other members of the Group (other than the Issuer and the Subordinated Guarantor) or being (in the case of loan notes) issued by the Issuer, the Subordinated Guarantor, YH2 or any other member of the Group pursuant to which the proceeds of any Further Equity Contribution or any Further High Yield Debt are to be advanced to and between members of the Group.

“Group” means the Parent and its Subsidiaries for the time being and “member of the Group” means any one of them.

“Group Structure Chart” means the group structure chart in agreed form delivered to the Facility Agent pursuant to Part I of Schedule 2 (Conditions Precedent to Initial Initialisation).

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 26 (Changes to the Obligors and Release of Security).

“Hedge Counterparty” means a Lender or an Affiliate of a Lender acting as a provider of interest rate or foreign exchange hedging in relation to the Term Facility and which executes an Accession Letter to accede to this Agreement.

“Hedging Agreement” means any agreement in agreed form entered into or to be entered into by a Borrower and a Hedge Counterparty for the purpose of hedging interest rate or foreign exchange liabilities in relation to the Term Facility.

“High Yield Noteholders” means the subscribers for the High Yield Notes and any successor, assignee or transferee of any such person.

“High Yield Notes” means (i) the 10¾% senior Sterling notes due 2011 issued by the Issuer and (ii) the 10¾% senior US Dollar notes due 2011 issued by the Issuer.

“High Yield Notes Trustee” means the trustee appointed on behalf of the High Yield Noteholders.

“Holding Company” (save for the purposes of Clause 20.27 (US Government Regulations) or as otherwise defined herein) means in relation to a person, a holding company of such person within the meaning of section 736 of the Companies Act 1985, any parent undertaking of such person within the meaning of section 258 of the

Companies Act 1985 and any Affiliate of such person which controls directly or indirectly, such person.

“Information Memorandum” means the document in the form approved by the Parent concerning the Original Obligors which, at the request of the Parent and on its behalf is to be prepared in relation to this transaction, approved by the Parent and distributed by the Arranger prior to the Syndication Date in connection with the syndication of the Facilities.

“Initial Subordinated Loan Stock” means the subordinated, unsecured and unguaranteed non-cash interest bearing loan notes in the principal amount of £549,000,000 issued by the Parent pursuant to an instrument dated 22 June 2001 and subscribed for by the SLPs.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded liabilities, as defined in Section 4001(a)(18) of ERISA.

“Intellectual Property” means all industrial and intellectual property rights whether registered or unregistered including pending applications for registration of such rights and the right to apply for registration of such rights including but not limited to patents, trade marks, service marks, copyrights and rights in the nature of copyright (including, without limitation, rights in computer software), database right, rights in designs, business names, domain names, trade secrets, know-how and all other rights of a like or equivalent nature throughout the world including all rights under any agreements relating to the use or exploitation of any such rights

“Intercompany Loan Agreements” means intercompany loan agreements or, as the case may be, loan notes existing as at the date of this Agreement and being (in the case of intercompany loan agreements) made between the Issuer as lender and the Subordinated Guarantor as borrower, the Subordinated Guarantor as lender and YH2 as borrower, YH2 as lender and other members of the Group (other than the Issuer and the Subordinated Guarantor) as borrowers and otherwise between any other members of the Group (other than the Issuer and the Subordinated Guarantor) or being (in the case of loan notes) issued by the Issuer, the Subordinated Guarantor, YH2 or any other member of the Group and including those intercompany loan agreements or, as the case may be, loan notes pursuant to which, inter alia, the proceeds of the High Yield Notes and the Discount High Yield Notes were advanced to and between members of the Group.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods and Terms) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

“Intra-Group Debt” means any indebtedness outstanding under Intercompany Loan Agreements.

“IPO” means the underwritten public offering by the Parent of its ordinary share capital to be listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange.

“IRS” means the Internal Revenue Service of the United States of America.

“Issuer” means Yell Finance B.V., a company incorporated under the laws of the Netherlands and which is a direct wholly-owned subsidiary of the Parent.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Legal Opinions” means, collectively, (i) the legal opinions delivered to the Facility Agent pursuant to Clause 4.1 (Initial Conditions Precedent) as set out in Part I (Conditions Precedent to Initial Loan) of Schedule 2 (Conditions Precedent), (ii) the legal opinions delivered to the Facility Agent pursuant to Clause 26 (Changes to the Obligors and Release of Security) in respect of Additional Obligors as set out in Part II (Conditions Precedent Required to be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent), (iii) the legal opinions delivered to the Facility Agent in connection with the Security Documents as set out in Part IV (Documents Related to the Security Documents) of Schedule 2 (Conditions Precedent) and (iv) any legal opinions delivered pursuant to paragraph (h) of the definition of Permitted Disposal, paragraph (ii) to the proviso to the definition of Permitted Disposal and paragraphs (c) and (d) in Clause 23.10 (Acquisitions).

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	any general principles which are set out in the qualifications as to matters of law in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Leverage Ratio” means the ratio of Consolidated Total Net Debt to Consolidated EBITDA of the Group as set out in paragraph (c) of Clause 22.2 (Financial condition).

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market,

as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Loan” means a Term Loan or a Revolving Loan.

“LMA” means the Loan Market Association.

“Majority Lenders” means:

(a)	(if there are no Loans then outstanding) a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3 per cent. of all the Loans then outstanding,

provided that, on any vote where Lenders have voted whose Commitments (if there are no Loans then outstanding) aggregate more than 51% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 51% of the Total Commitments immediately prior to that reduction) or, at any other time, whose participations in the Loans then outstanding aggregate more than 51% of all the Loans then outstanding, “Majority Lenders” means Lenders whose Commitments (or, as the case may be, participations in the outstanding Loans) upon such vote represent Commitments (or, as the case may be, participations in the outstanding Loans) which equal or exceed at least 66 2/3 per cent. of the Commitments (or, as the case may be, participations in the outstanding Loans) of those Lenders who have so voted or who otherwise vote within 15 Business Days of being requested to do so by the Facility Agent (unless such period is extended by the Parent).

“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

“Market Disruption Event” shall have the meaning given to that term in paragraph (e) of Clause 12.2 (Market disruption).

“Market Disruption Notice” shall have the meaning given to that term in Clause 12.2 (Market disruption).

“Margin” means 1.50 per cent. per annum, provided that, after 31 March 2004 (being the first date on which the financial covenants set out in Clause 22 (Financial covenants) are tested) and each subsequent financial covenant testing date if:

(a)	no Event of Default is continuing; and

(b)	the Leverage Ratio is within the ranges set out below,

then the Margin for each Loan will be the percentage per annum set out below in the column opposite the appropriate range:

Leverage Ratio	Margin % p.a.

Greater than or equal to 3.75:1	1.50

Less than 3.75:1 but greater than or equal to 3.25:1	1.25

Less than 3.25:1 but greater than or equal to 2.50:1	1.00

Less than 2.50:1 but greater than or equal to 2.00:1	0.85

Less than 2.00:1	0.70

(and any adjustment in that Margin shall take effect upon receipt by the Facility Agent of the Compliance Certificate for that testing date pursuant to Clause 21.2 (Compliance Certificate)).

Notwithstanding anything to the contrary herein, if an Event of Default has occurred and is continuing, the Margin shall immediately revert to its original level at the date of this Agreement until such time as any Event of Default is no longer continuing, whereupon the Margin shall be determined in accordance with this definition on the next financial covenant testing date.

“Material Adverse Effect” means any effect, event, matter or circumstance:

(a)	which in the reasonable opinion of the Majority Lenders is materially adverse to:

(i)	the business, assets, financial condition or prospects of the Group (taken as a whole); or

(ii)	the ability of any member of the Group to perform any of its payment obligations in accordance with their terms under any of the Finance Documents or the ability of the Parent to perform its obligations under Clause 22 (Financial covenants); or

(b)	which results in any of the Finance Documents not being legal, valid and binding on and, subject to the Legal Reservations, enforceable against any party thereto and/or in the case of any Security Documents not providing to the Security Trustee security over the assets expressed to be secured under the Security Documents in each case in a manner or to an extent which the Majority Lenders consider to be materially prejudicial to the interests of any Finance Party under the Finance Documents.

“Material Group Company” means:

(a)	each Obligor; and

(b)	any other Subsidiary of the Parent (excluding, for this purpose, the SLP Partnership Companies and the SLPs), the (A) earnings before interest, Taxation, depreciation and amortisation, (B) turnover or (C) gross tangible consolidated assets of which exceeds 5% of respectively the Consolidated EBITDA, turnover or gross tangible consolidated assets of the Group, and for this purpose the calculation of earnings before interest, Taxation, depreciation and amortisation, turnover or, as the case may be, gross tangible consolidated assets shall:

(i)	be made in accordance with the Accounting Principles;

(ii)	in the case of a company which itself has Subsidiaries, be made by using the consolidated earnings before interest, Taxation, depreciation and amortisation, turnover or gross tangible consolidated assets, as the case may be, of it and its Subsidiaries; and

(iii)	be made by reference to the latest available semi-annual financial information of the relevant Subsidiary and the Group.

“Material Intellectual Property” means Intellectual Property which is material to the Business.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.

“Moody’s” means Moody’s Investors Services, Inc. and includes any successors to its rating business.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Obligor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Proceeds” means, in relation to any issue of External Debt, the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith) received from such issue of External Debt.

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” shall have the meaning set out in Clause 40.4 (Obligors).

“Offering Circular” means the offering circular prepared by the Parent in connection with the IPO.

“Optional Currency” means a currency (other than a Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Equity Investors” means, collectively, (i) investment funds advised by Apax Partners Limited and its Affiliates and (ii) investment funds advised by Hicks, Muse, Tate & Furst Limited and its Affiliates; and “Original Equity Investor” means any of the foregoing.

“Original Financial Statements” means:

(a)	in relation to the Parent, the audited consolidated financial statements for its Financial Year ended 31 March 2003; and

(b)	in relation to each Original Obligor, its audited (or, in circumstances where audited financial statements are not prepared for such Original Obligor, its unaudited) financial statements for its Financial Year ended 31 March 2002 or, if available, 31 March 2003; and

(c)	in relation to any Obligor (other than the Original Obligors), its audited (or, in circumstances where audited financial statements are not prepared for such Original Obligor, its unaudited) financial statements delivered to the Facility Agent (if available, as required by Clause 26 (Changes to the Obligors and Release of Security)).

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Acquisitions” means the acquisition by a member of the Group (other than an Excluded Group Member) of a business (whether by way of shares or assets) (“Acquisition Assets”) of any company which carries on a business which is similar or related to the Business where:

(a)	the aggregate of the Acquisition Consideration in respect of Acquisition Assets is not, when aggregated with all other Acquisition Consideration in any Financial Year, greater than £200,000,000 (or its equivalent in other currencies) plus the cash element of any proposed Acquisition Consideration provided by (i) Further Equity Contributions and (ii) Excess Cashflow (in each case as described in paragraph (b) below); and

(b)	the cash element of any proposed Acquisition Consideration is provided by any one or more of the following (i) Further Equity Contributions, (ii) Excess Cashflow for each previous Financial Year following the Closing Date after deducting any mandatory payments made or to be made under Clause 9.7 (Excess Cash) and any amount of such Excess Cashflow used in a previous acquisition or to fund other Capital Expenditure or otherwise used to fund a Permitted Acquisition, (iii) Permitted Indebtedness under paragraph (i) of the definition thereof or (iv) Revolving Loans; and

(c)	the proposed Acquisition Assets, for the period of the twelve months prior to the date of their acquisition, had EBITDA (utilising the definition of Consolidated EBITDA (amended, in the case of an acquisition of assets, to reflect the fact that EBITDA, for the purposes of this paragraph (c), shall not be calculated on a consolidated basis) contained in Clause 22.1 (Financial definitions) but with references to “Group” being replaced with references to the Acquisition Assets together with any appropriate adjustments) which was:

(ii)	positive; or

(iii)	negative, but if negative, then notwithstanding anything to the contrary in this Agreement the Acquisition Consideration paid in respect of such Acquisition Assets (when aggregated with the Acquisition Consideration paid in respect of other Acquisition Assets which had negative EBITDA in such Financial Year) shall not exceed £10,000,000.

The Parent shall notify the Facility Agent of the amount of such EBITDA and aggregate EBITDA by a certificate signed by the chief executive officer or the finance director of the Parent (on behalf of the Parent and without personal liability for the signatories) and supported by such evidence as the Facility Agent may reasonably request; and

PROVIDED THAT, with respect to each of the foregoing:

(a)

at least 5 Business Days prior to entering into any acquisition for which the Acquisition Consideration is greater than £50,000,000 (or its equivalent in other currencies), the Facility Agent shall have received from the Parent revised financial projections, reflecting the proposed Acquisition Assets therein (including, without limitation, the incurrence or assumption of any Financial Indebtedness in connection with, or as a result of, the acquisition of such Acquisition Assets) which demonstrate that none of the financial covenants in Clause 22 (Financial covenants) will be breached prior to the Final Maturity Date and that no Event of Default will arise under Clause 24 (Events of Default), accompanied by a certificate signed by the chief executive officer or the finance director of the Parent confirming (on behalf of the Parent and without personal liability for the signatories) that they believe that the assumptions (upon which the forecasts and projections in such revised financial projections are based) taken as a whole, and those forecasts and projections, are fair and reasonable and confirming that, in making those assumptions and forming those forecasts and projections the Parent has taken full and proper account of all contingent liabilities relating to the Acquisition Assets to be acquired pursuant to the proposed acquisition and the Parent has, where it is considered that such contingent liabilities may become actual liabilities attributed a proper amount to such contingent liabilities in forming those forecasts and projections; and

(b)	at least 5 Business Days prior to entering into any acquisition for which the Acquisition Consideration is greater than £50,000,000 (or its equivalent in other currencies) there has been provided to the Facility Agent copies of all accountants’, environmental and other reports obtained by any member of the Group in respect of such Acquisition Assets; and

(c)	in respect of any acquisition for which the Acquisition Consideration is £50,000,000 (or its equivalent in other currencies) or less, the Parent certifies that no Event of Default will arise under Clause 24 (Events of Default) as a result of the proposed acquisition of the Acquisition Assets,

PROVIDED FURTHER THAT:

(1)	if any acquisition requires the approval of the shareholders of the Parent then, notwithstanding anything to the contrary contained in this definition of “Permitted Acquisition”, the acquisition shall also require the approval of the Majority Lenders; and

(1)	the limit contained in paragraph (a) above shall be increased to £350,000,000 (or its equivalent in other currencies) if:

(i)	(both prior to and after completion of the relevant acquisition), the Leverage Ratio (calculated on a pro forma basis following completion of the relevant acquisition) shall be equal to or less than 3.50:1; and

(ii)	prior to completion of any such acquisition, the Parent shall have achieved external credit ratings of a minimum of BBB- from S&P and Baa3 from Moody’s (with, in each case, a stable outlook or better), provided that the limit (whether £200,000,000 or, as the case may be, £350,000,000) shall be reduced by investments in Permitted Joint Ventures described in paragraph (b) of the definition thereof.

“Permitted Disposal” means:

(a)	disposals of assets (other than shares in any member of the Group) in the ordinary course of trading;

(b)	the disposal of cash and Cash Equivalents in the ordinary course of business to the extent not otherwise prohibited by the Finance Documents;

(c)	the exchange of assets (other than shares in any member of the Group) for other assets of a similar nature and value;

(d)	any disposal of assets (other than shares in any member of the Group) by a member of the Group to an Obligor;

(e)	any disposal of assets (other than shares in any member of the Group) which are obsolete for the purpose for which such assets are normally utilised or which are no longer required for the purpose of the relevant person’s business or operations;

(f)	disposals of assets between wholly-owned Subsidiaries of the Parent neither of which is an Obligor or an Excluded Group Member;

(g)	any disposal of shares in any member of the Group which is a Subsidiary of YH2 by a member of the Group to YH2 or an Obligor which is a Subsidiary of YH2;

(h)	the disposal of all the assets of YS (including all of the shares owned by YS in Yellow Book Group, Inc.) to YHL immediately prior to and in contemplation of any proposed solvent liquidation of YS provided that, immediately following such disposal, except in circumstances where the Transaction Security has been released pursuant to Clause 26.7 (Release of Security otherwise than on a Disposal), YHL enters into Security Documents (to the extent required) in form and substance reasonably satisfactory to the Security Trustee for the purpose of creating Security over all such assets in favour of the Security Trustee and takes all steps reasonably necessary to maintain, create, perfect and register such Security and shall deliver to the Security Trustee such evidence as the Security Trustee shall reasonably require of the due execution of any such Security Documents, together with legal opinions to the extent reasonably necessary in form and substance satisfactory to the Security Trustee;

(i)	disposals (other than in accordance with sub-paragraphs (a) to (h) above) to persons not being members of the Group of assets (other than Material Intellectual Property which would be required to conduct the Business following such disposal or shares of any member of the Group which owns any such Material Intellectual Property), where the gross value of all assets disposed of after the date hereof does not exceed £45,000,000 (or its equivalent in other currencies) in any Financial Year and in aggregate does not exceed £125,000,000 (or its equivalent in other currencies) prior to repayment or prepayment of all the Facilities. For the purposes of this sub-paragraph (i) the value of an asset means the higher of its book value and its fair market value (in the latter case determined by reference to the cash and/or fair market value of any assets received as consideration for the disposal). Any disposal made pursuant to this sub-paragraph must be made at full market value, provided that:

(i)	disposals under sub-paragraphs (d), (g), (h) and (i) above will only be permitted so long as no Default has occurred and is continuing; and

(ii)	any asset disposed of in accordance with sub-paragraph (d) above whether or not subject to a Security at the time of disposal shall be, except in circumstances where the Transaction Security has been released pursuant to Clause 26.7 (Release of Security otherwise than on a Disposal), subject to security under a Security Document following disposal to the relevant Obligor and the relevant Obligor shall take all steps necessary to create, perfect and register such security, and shall deliver to the Security Trustee such evidence as the Security Trustee shall require of the due execution of the relevant Security Document together with legal opinions to the extent reasonably necessary in form and substance satisfactory to the Security Trustee.

“Permitted Indebtedness” means:

(a)	Financial Indebtedness arising under the Finance Documents;

(b)	Financial Indebtedness permitted by Clauses 23.16 (Guarantees), 23.17 (Loans), 23.22 (Hedging Strategy) and 23.26 (Structural Subordination) and 23.30 (Leasing Arrangements);

(c)	unsecured overdraft and working capital facilities in respect of which a letter of credit or bank guarantee in an amount equal to the maximum principal amount of such facilities has been issued under any Ancillary Facility or Facilities;

(d)	daylight overdraft facilities required to be put in place in connection with the Deferred Subscription Arrangements;

(e)	Financial Indebtedness of Yellow Book USA, Inc. under the YBUS Loan Notes;

(f)	Further High Yield Debt;

(g)	(up to the Closing Date) the Existing Indebtedness;

(h)	Financial Indebtedness arising solely as a result of gross exposure (which is zero on a net balance basis) under netting arrangements between accounts with the same Lender or the same Approved Bank, or any other netting arrangements that are approved by the Majority Lenders;

(i)	other Financial Indebtedness in an aggregate principal amount not to exceed £100,000,000 (or its equivalent in other currencies), or following the operation of the events described in the further proviso set out in paragraph (2) of the definition of Permitted Acquisitions, £250,000,000 (or its equivalent in other currencies); and

(j)	Financial Indebtedness arising in respect of the Subordinated Loan Stock.

“Permitted Joint Venture” means:

(a)	investments in any Joint Venture or similar arrangement subsisting with any person (which is not an Affiliate) existing as at the date of this Agreement; and

(b)	investments in Joint Ventures not exceeding an aggregate amount of the lower of (i) £50,000,000 (or its equivalent in other currencies) for the Group in any Financial Year and (ii) the amount of the allowance of £200,000,000 or, as the case may be, £350,000,000 (or its equivalent in other currencies) for Permitted Acquisitions which is not utilised for Permitted Acquisitions in that Financial Year provided that (aa) each Joint Venture is in a business which is the same or related to the Business; (bb) each Joint Venture entity is incorporated with limited liability and there is no recourse to a member of the Group other than for the relevant investment permitted in accordance with this definition; (cc) the interest of the relevant member of the Group in each Joint Venture entity constitutes not less than 20% or more than 50% of the total interests therein; (dd) the relevant member of the Group has management control over each Joint Venture entity; and (ee) the Facility Agent is provided with a copy of the Joint Venture agreement and evidence satisfactory to it (acting reasonably) as to the proposed investment amount.

“Permitted Payments” means the payment, prepayment or repayment of any Intra-Group Debt other than to any holding company of the Subordinated Guarantor provided that any such payment, prepayment or repayment shall not in any event be permitted if an Event of Default is continuing.

“Permitted Security Interest” means:

(a)	liens arising solely by operation of law and in the ordinary course of its trading activities and not as a result of any default or omission on the part of any member of the Group;

(b)	rights of set-off existing in the ordinary course of trading activities between any member of the Group and its respective suppliers or customers;

(c)	rights of set-off or netting arising by operation of law or by contract by virtue of the provision to any member of the Group of clearing bank facilities or overdraft facilities permitted under this Agreement;

(d)	any retention of title to goods supplied to any member of the Group where such retention is required by the supplier in the ordinary course of its trading activities and on customary terms and the goods in question are supplied on credit;

(e)	Security Interests (except floating charges) arising under finance leases, hire purchase, conditional sale agreements or other agreements for the acquisition of assets on deferred payment terms permitted under Clause 23.30 (Leasing Arrangements ) and only to the extent such Security Interests are granted by the relevant member of the Group over assets comprised within or constituted by such arrangements or were in existence at the date of this Agreement;

(f)	Security Interests arising under the Security Documents;

(g)	rights over cash deposits granted in favour of a landlord for the purposes of securing performance of rent and service charge obligations under licences, subleases or leases of real property permitted under this Agreement;

(h)	statutory liens imposed by (i) any taxing authority of the United States or any political subdivision thereof in respect of taxes, assessments or levies which are not yet due and payable or which are being contested in good faith by appropriate proceedings, provided that adequate reserves for such contested taxes are maintained on the books of the appropriate members of the Group in conformity with the Accounting Principles; and (ii) the taxing authorities of any other applicable jurisdiction in respect of any taxes, assessments or levies which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect of such contested taxes are maintained on the books of the appropriate members of the Group in conformity with the Accounting Principles;

(i)	Security Interests arising pursuant to an order of attachment or injunction restraining disposal of assets or similar legal process arising in connection with court proceedings which are contested by any member of the Group in good faith by appropriate proceedings with a reasonable prospect of success;

(j)	the Existing Security provided that it is discharged within 60 days of the date of Completion; and

(k)	Security Interests on (and limited solely to) any Acquisition Assets existing at the time of, and not created for the purpose of or in contemplation of, such acquisition and securing any Financial Indebtedness which is permitted under paragraph (i) of the definition of “Permitted Indebtedness” provided that (A) the principal amount secured does not exceed the acquisition cost of such Acquisition Assets and may not be increased; (B) such Financial Indebtedness is or was incurred by a member of the Group; and (C) the aggregate principal amount of all such Financial Indebtedness which is so secured may not exceed £15,000,000 (or its equivalent in other currencies).

“Plan” means a Single Employer Plan or a Multiemployer Plan.

“Qualifying Lender” has the meaning given to that term in Clause 14 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property or the equivalent thereof in any Relevant Jurisdiction.

“Reference Banks” means the principal London offices of ABN AMRO Bank N.V., and HSBC Bank plc and/or such other banks as may be appointed by the Facility Agent in consultation with the Obligors’ Agent.

“Relevant Interbank Market” means in relation to euro, the European interbank market, and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Repayment Date” means each of the Facility A1 Repayment Dates and the Facility A2 Repayment Date.

“Repayment Installment” means each installment for repayment of the Term Loans referred to in Clause 8.1 (Repayment of Term Loans).

“Repeating Representations” means each of the representations set out in Clauses 20.1 (Status) to Clause 20.6 (Governing law and enforcement) (other than Clause 20.4 (Power and Authority) but including paragraph (c) of Clause 20.4 (Power and Authority)), Clause 20.9 (No Defaults), paragraph (e) of Clause 20.14 (No misleading information), paragraph (c) of Clause 20.15 (Financial statements), Clause 20.19 (Ranking) to Clause 20.21 (Good Title to Assets), Clause 20.22 (Legal and beneficial ownership), Clause 20.27 (US Government Regulations) and Clause 20.29 (Material Adverse Change).

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Revolving Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency for the Revolving Facility set opposite its name under the heading “Revolving

Commitment” in Part II of Schedule 1 (The Original Lenders) and the amount of any other Revolving Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency for the Revolving Facility of any Revolving Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Revolving Facility” means the revolving credit facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

“Revolving Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

“Rollover Loan” means one or more Revolving Loans:

(a)	made or to be made on the same day that a maturing Revolving Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Revolving Loan;

(c)	in the same currency as the maturing Revolving Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Revolving Loan.

“S&P” means Standard and Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and includes any successor to its ratings business.

“Sale” has the meaning given to it in Clause 9.6 (Exit).

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or the service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Obligors’ Agent and the Lenders.

“Secured Parties” means the Security Trustee, the Facility Agent, each Lender and each Ancillary Lender from time to time party to this Agreement and each Hedge Counterparty from time to time party to this Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means each of the following documents:

(a)	the charges, pledges and assignments and other security documents in form and substance acceptable to the Security Trustee and the Facility Agent and identified in Part III and IV of Schedule 2 and to be delivered to the Facility Agent pursuant to the terms of Clause 23.33 (Conditions Subsequent); and

(b)	any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Selection Notice) given in accordance with Clause 11 (Interest Periods and Terms) in relation to the Term Facility.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA (subject to Title IV of ERISA), that (a) is maintained for employees of any Obligor or any ERISA Affiliate and no person other than the Obligors and the ERISA Affiliates or (b) was so maintained and in respect of which any Obligor or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SLP Partnership Companies” means the companies identified on the Group Structure Chart which at the date hereof collectively own 100% of the direct partnership interests in the SLPs.

“SLPs” means the Scottish Limited Partnerships identified on the Group Structure Chart which at the date hereof are subscribers of the Subordinated Loan Stock and “SLP” means any of them.

“Specified Sovereign” means any member state of the European Union as comprised on the Closing Date (other than Greece or Portugal).

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Structure Paper” means the structure paper delivered to the Facility Agent pursuant to Part I (Conditions Precedent to Initial Loan) of Schedule 2 (Conditions Precedent).

“Subordinated Guarantor” means Yellow Pages Limited (formerly known as Seamleigh Limited), a limited liability company incorporated in England and Wales with registered number 4175821 and a direct wholly-owned Subsidiary of the Issuer.

“Subordinated Loan Stock” means each of the Initial Subordinated Loan Stock and the Additional Subordinated Loan Stock.

“Subordination Agreement” means the subordination agreement in the agreed form to be made between the Subordinated Guarantor, YH2 and the Security Trustee.

“Subsidiary” means:

(a)	a subsidiary as defined in Section 736 of the Companies Act 1985; and

(b)	a subsidiary undertaking as defined in Section 21 of the Companies Act 1989.

“Syndication Date” means the day which is 120 days after the Closing Date or such earlier date specified by the Arranger as the day on which primary syndication of the Facilities is completed.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) (and references to “Taxation” shall be construed accordingly).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Term Commitment” means a Facility A1 Commitment or a Facility A2 Commitment.

“Term Facility” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Term Loan” means a Facility A1 Loan or a Facility A2 Loan.

“Total Commitments” means the aggregate of the Total Term Facility Commitments and the Total Revolving Commitments.

“Total Facility A1 Commitments” means the aggregate of the Facility A1 Commitments of the Lenders.

“Total Facility A2 Commitments” means the aggregate of the Facility A2 Commitments of the Lenders.

“Total Revolving Commitments” means the aggregate of the Revolving Commitments of the Lenders.

“Total Term Facility Commitments” means the aggregate of the Total Facility A1 Commitments and the Total Facility A2 Commitments.

“Transaction Costs” means the costs, fees and expenses and stamp, registration, notarial and similar Taxes incurred by members of the Group in connection with the IPO and the negotiation, drafting and execution of this Agreement and the other Finance Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Trustee pursuant to the Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) with all information required in respect of the New Lender properly completed, or such other form as may be agreed between the Facility Agent and the Obligors’ Agent.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

“UK Group” means Yell Limited and each of its Subsidiaries incorporated in any part of the United Kingdom and “member of the UK Group” means any one of them.

“UK Obligor” means any Obligor incorporated in any part of the United Kingdom.

“US Group” means Yellow Book Group, Inc. and each of its Subsidiaries incorporated or established in the United States of America and “member of the US Group” means any one of them.

“US Obligor” means any Obligor incorporated in any part of the United States of America.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation Date” means the date on which a Loan is made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Vendor Loan Note” shall have the meaning set out in the Existing Facility Agreement.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“YBUS Loan Notes” means the rollover loan notes issued by Yellow Book USA, Inc. to management as referred to in the asset purchase agreement dated 23 December 1999 between Tadworth Corporation and Yellow Book USA L.P.

“YH2” means Yell Holdings 2 Limited, a limited liability company incorporated in England and Wales with registered number 4180359 and an indirect wholly owned Subsidiary of the Parent.

“YHL” means YH Limited, a limited liability company incorporated in England and Wales with registered number 4193755 and an indirect wholly owned Subsidiary of the Parent.

“YS” means Yell S.a.r.L, a company organised and existing under the laws of Luxembourg and an indirect wholly owned Subsidiary of the Parent.

1.2	Construction

(a)	Unless a contrary indication appears a reference in this Agreement to:

(i)	the “Facility Agent”, the “Arranger”, the “Security Trustee”, any “Finance Party”, any “Secured Party”, any “Lender”, any “Obligor”, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Trustee, any person for the time being appointed as security trustee or security trustees in accordance with Clause 30.21 (Additional Security Trustees) of this Agreement;

(ii)	a document in “agreed form” is a document which is initialled by or on behalf of the Obligors’ Agent and the Facility Agent or the Arranger or is otherwise a document in form and substance satisfactory to the Majority Lenders;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	the “European interbank market” means the interbank market for euro operating in Participating Member States;

(v)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, varied, supplemented or novated from time to time, subject to compliance with the terms of this Agreement;

(vi)	a “guarantee” includes:

(A)	an indemnity; and

(B)	any other obligation (whatever called) of any person:

(1)	to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other investments, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person; or

(2)	to be responsible for the performance of any obligations by or the solvency of any other person,

(and “guaranteed” and “guarantor” shall be construed accordingly);

(vii)	“indebtedness” includes any obligation (whether incurred as principal, guarantor or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	a “participation” of a Lender in a Loan means the amount of such Loan which such Lender has made or is to make available and thereafter that part of the Loan which is owed to such Lender;

(ix)	a “person” includes any person, unincorporated association, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(x)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)	a “wholly-owned” Subsidiary or a “wholly-owned” member of the Group means a member of the Group the entire share capital of which is owned, directly or indirectly, by the Parent;

(xii)	“winding-up” of any person includes its dissolution and/or termination and/or any equivalent or analogous proceedings under the law of any jurisdiction to which that person is subject;

(xiii)	a provision of law is a reference to that provision as amended or re-enacted; and

(xiv)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Currency Symbols and Definitions

“$” and “dollars” denote lawful currency of the United States of America, “£” and “sterling” denote lawful currency of the United Kingdom and “EUR” and “euro” denote the single currency unit of the Participating Member States.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

On and subject to the terms of this Agreement, the Lenders make available to the Borrowers:

(a)

(i)	a sterling term loan facility in an aggregate amount equal to the Total Facility A1 Commitments being £664,000,000 at the date of this Agreement;

(ii)	a dollar term loan facility in an aggregate amount equal to the Total Facility A2 Commitments being $596,000,000 at the date of this Agreement,

(the term loan facilities described in paragraphs (a)(i) and (ii) above being together the “Term Facility”); and

(b)	a multicurrency revolving credit facility in an aggregate amount equal to the Total Revolving Commitments being £200,000,000 (or its equivalent in other currencies) at the date of this Agreement.

2.2	Finance Parties rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Finance Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

(a)	Each Borrower shall (subject to paragraph (c) below) apply all amounts borrowed by it under the Term Facility towards (i) refinancing the Existing Indebtedness and (ii) redeeming up to 35% of the High Yield Notes and the Discount High Yield Notes for which a notice of redemption was delivered on or about the date of Completion (a copy of the draft of which notice was delivered to the Facility Agent pursuant to sub-paragraph (h) (i) of paragraph 4 of Part I of Schedule 2 (Conditions Precedent)).

(b)	Each Borrower shall apply all amounts borrowed by it under the Revolving Facility towards:

(i)	refinancing the Existing Indebtedness; and

(ii)	the general corporate and working capital purposes of the Group (including acquisitions).

(c)	In no circumstances may (i) the purchase price for the shares in Yellow Pages Sales Limited or (ii) any of the associated fees, costs and expenses or stamp, registration, notarial and similar Taxes incurred by any member of the Group in relation to the purchase of any such shares be refinanced from the proceeds of any Loan hereunder.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial Conditions Precedent

No Borrower may deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Part I (Conditions Precedent to Initial Loan) of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent (or the Facility Agent is satisfied that, subject only to the making of Term Loans hereunder, it will receive such documents). The Facility Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

4.2	Further Conditions Precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in any other case, no Default is continuing or would result from the proposed Loan; and

(b)	in relation to any Loan to be made on the Closing Date, all the representations and warranties in Clause 20 (Representations) or, in relation to any other Loan, the Repeating Representations to be made by each Obligor are true and accurate in each case by reference to the facts and circumstances then subsisting and will remain true and accurate immediately after the Loan is made.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Revolving Loan if it is dollars or euros or any other currency that:

(i)	is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	has been approved by the Facility Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Facility Agent of the relevant Utilisation Request for that Loan.

(b)	If the Facility Agent has received a written request from the Obligors’ Agent for a currency to be approved under paragraph (a)(ii) above, the Facility Agent will confirm to the Obligors’ Agent by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Loan in that currency.

4.4	Maximum number of Loans

(a)	A Borrower (or the Obligors’ Agent) may not deliver a Utilisation Request if as a result of the proposed Loan:

(i)	more than ten Term Loans would be outstanding; or

(ii)	more than ten Revolving Loans would be outstanding.

(b)	A Borrower may not request that a Term Loan be divided if, as a result of the proposed division, more than ten Term Loans would be outstanding.

(c)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in determining compliance with this Clause 4.4.

SECTION 3

UTILISATION

5.	UTILISATION OF LOANS

5.1	Delivery of a Utilisation Request

A Borrower or the Obligors’ Agent on behalf of a Borrower may utilise a Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time (or such other time as may be agreed by the Lenders and the Obligors’ Agent in respect of Loans to be made on the Closing Date).

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised (and, in the case of the Term Facility, whether the Utilisation Request relates to Facility A1 or Facility A2);

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the requested Loan comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 11 (Interest Periods and Terms).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to the Term Facility the applicable Base Currency; and

(ii)	in relation to the Revolving Facility the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be an amount whose Base Currency Amount is not more than the Available Facility and which is (unless otherwise agreed between the Obligors’ Agent and the Facility Agent):

(i)	in the case of a Facility A1 Loan, a minimum of £50,000,000 and if higher, an integral multiple of £1,000,000 and, in the case of a Facility A2 Loan, a minimum of $50,000,000 and, if higher, an integral multiple of $1,000,000 or, if less, (in either case) the full amount of the Available Facility at such time;

(ii)	in the case of the Revolving Facility, if the currency selected is the Base Currency, a minimum of £5,000,000 or, if higher, an integral multiple of £1,000,000 or, if less, the full amount of the Available Facility at such time; or

(iii)	in the case of the Revolving Facility, if the currency selected is an Optional Currency, the minimum amount specified by the Facility Agent for the Revolving Facility pursuant to paragraph (b) (ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the full amount of the Available Facility at such time.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available on the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Facility Agent shall determine the Base Currency Amount of each Revolving Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan by the Specified Time.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower shall select the currency of a Revolving Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Facility Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Facility Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Facility Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be paid) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Facility Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

7.	ANCILLARY FACILITIES

7.1	Type of Facility

An Ancillary Facility may be by way of:

(a)	an overdraft facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)	a short term loan facility;

(d)	a derivative facility;

(e)	a foreign exchange facility; or

(f)	any other facility or accommodation required in connection with the business of the Group and which is agreed to by the Obligors’ Agent with an Ancillary Lender.

7.2	Availability

The Borrowers shall be permitted to incur indebtedness under an Ancillary Facility provided that:

(a)	each Ancillary Facility is provided by an Ancillary Lender which accedes to this Agreement by executing an Accession Letter and delivering it to the Facility Agent; and

(b)	the maximum aggregate amount of indebtedness under the Ancillary Facilities shall not exceed the Ancillary Limit,

and each relevant Borrower shall provide a copy of any Ancillary Document to which it is a party to the Facility Agent within five Business Days of the date of such document.

7.3	Security for Ancillary Facilities

The Lenders acknowledge that, until the Transaction Security has been released pursuant to Clause 26.7 (Release of Security otherwise than on a Disposal), the Ancillary Lenders shall be entitled to share pari passu (up to the Ancillary Limit) in the proceeds of the security granted pursuant to the Security Documents.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

8.	REPAYMENT

8.1	Repayment of Term Loans

(a)	The Borrowers shall repay the aggregate Facility A1 Loans in instalments by repaying on each Facility A1 Repayment Date the Base Currency Amount set out opposite each Facility A1 Repayment Date below:

Facility A1 Repayment Date	Repayment Instalment

31 March 2004	£40,000,000

30 September 2004	£40,000,000

31 March 2005	£40,000,000

30 September 2005	£45,000,000

31 March 2006	£45,000,000

30 September 2006	£50,000,000

31 March 2007	£50,000,000

30 September 2007	£50,000,000

Final Maturity Date	All outstanding Facility A1 Loans

(b)	On the Final Maturity Date the Borrowers shall repay all other amounts then outstanding and unpaid under Facility A1.

(c)	The Borrowers shall repay the Facility A2 Loans in full in one Repayment Instalment on the Final Maturity Date (such date being the “Facility A2 Repayment Date”).

(d)	The Borrowers may not reborrow any part of the Term Facility which is repaid.

8.2	Repayment of Revolving Loans

Each Borrower which has drawn a Revolving Loan shall repay that Loan on the last day of its Interest Period. All Revolving Loans shall be repaid in full on the Final Maturity Date.

8.3	Effect of Prepayment and Cancellation on Scheduled Repayments and Reductions

Subject to the provisions of Clause 9.11 (Prepayment elections):

(a)	If the Obligors’ Agent cancels the whole or any part of the Term Commitments in accordance with Clause 9.5 (Right of repayment and cancellation in relation to a single Lender) or if the Term Commitment of any Lender is reduced under Clause 9.1 (Illegality in respect of a Lender) then the amount of each Repayment Instalment for each Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

(b)	If the Obligors’ Agent cancels the whole or any part of the Term Commitments in accordance with Clause 9.2 (Voluntary cancellation) then the amount of each Repayment Instalment for each Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

(c)	If any of the Term Loans is prepaid in accordance with Clause 9.1 (Illegality in respect of a Lender) or Clause 9.5 (Right of repayment and cancellation in relation to a single Lender) then the amount of each Repayment Instalment for each Repayment Date falling after that prepayment will reduce pro rata by the amount of the Term Loan prepaid.

(d)	If any of the Term Loans are prepaid in accordance with Clause 9.3 (Voluntary Prepayment of Term Loans) then the amount of each Repayment Instalment for each Repayment Date falling after that prepayment will reduce pro rata by the amount of the Term Loan prepaid.

9.	PREPAYMENT AND CANCELLATION

9.1	Illegality in respect of a Lender

If, at any time after the date of this Agreement as a result of the introduction of or any change in (or in the interpretation, administration or application of) any applicable law or regulation, it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to make, fund, issue or maintain its participation in any Loan that Lender shall promptly notify the Facility Agent upon becoming aware of that event and upon the Facility Agent notifying the Obligors’ Agent:

(a)	that Lender shall not thereafter be obliged to participate in any Loan and the Commitments of that Lender shall immediately be reduced to zero and cancelled; and

(b)	each Borrower shall (and the Parent shall procure that each Borrower shall), on such date as the Facility Agent shall have specified, repay that Lender’s participation in the Loans made to that Borrower together with accrued interest on and all other amounts owing to that Lender under the Finance Documents (such specified date being no earlier than the last day of any applicable grace period permitted by law).

9.2	Voluntary cancellation

The Obligors’ Agent may, if it gives the Facility Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being, in the case of Facility A1 and the Revolving Facility, a minimum amount of £25,000,000 or, if higher, an integral multiple of £5,000,000 or, in the case of Facility A2, $25,000,000 or, if higher, an integral multiple of $5,000,000) of an Available Facility. Any cancellation under this Clause 9.2 shall reduce rateably the Commitments of the Lenders under that Facility.

9.3	Voluntary prepayment of Term Loans

(a)	Any Borrower may, if it gives the Facility Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice,

prepay the whole or any part of a Term Loan borrowed by it (but, if in part, being an amount that reduces the Base Currency Amount of that Term Loan by a minimum amount of, in the case of Facility A1, £25,000,000 or, if higher, an integral multiple of £5,000,000 or, in the case of Facility A2, $25,000,000 or, if higher, an integral multiple of $5,000,000).

(b)	A Term Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the relevant Available Facility is zero).

9.4	Voluntary prepayment of Revolving Loans

The Borrower to which a Revolving Loan has been made may, if it or the Obligors’ Agent gives the Facility Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Loan (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Loan by a minimum amount of £5,000,000 or, if higher, an integral multiple of £1,000,000).

9.5	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Parent or an Obligor under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs); or

(iii)	any Lender notifies the Facility Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost Formulae),

the Obligors’ Agent may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues or whilst (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Facility Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice from the Obligors’ Agent referred to in paragraph (a) above, the Commitments of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Obligors’ Agent has given notice under paragraph (a) above (or, if earlier, the date specified by the Obligors’ Agent in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

9.6	Exit

(a)	For the purpose of this Clause 9.6:

“Change of Control” means any person or group of persons acting in concert (other than the Original Equity Investors) gains control of the Parent.

For the purposes of the definition of “Change of Control” in this Clause 9.6 “control” means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than one-half of the maximum number of votes that may be cast at a general meeting of the Parent; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent; or

(C)	give directions with respect to the operating and financial policies of the Parent which the directors or other equivalent officers of the Parent are obliged to comply with; or

(ii)	the holding of more than one-half of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and

“acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Parent, to obtain or consolidate control of the Parent.

(b)	Upon the occurrence of:

(i)	the sale or disposal (whether in a single transaction or a series of related transactions) of the whole or substantially the whole of the Group’s business and/or assets (a “Sale”) (other than the IPO); or

(ii)	a Change of Control,

if the Majority Lenders so require (by written notice to the Obligors’ Agent) the Facilities shall, on not less than five Business Days notice, be cancelled in full and the Term Loans and the Revolving Loans shall be prepaid in full together with interest thereon and all other amounts accrued and owing by each of the Obligors under the Finance Documents.

9.7	Excess cash

Commencing with the Financial Year ending 31 March 2004, the Borrowers shall (and the Parent shall procure that the Borrowers shall) prepay Term Loans in an aggregate amount equal to 50% of the Excess Cashflow for any Financial Year of the Parent provided that:

(a)	if the Leverage Ratio is equal to or less than 3.50:1 but greater than 3.00:1, the percentage of Excess Cashflow for such Financial Year to be used in prepayment in accordance with this Clause 9.7 shall be reduced to 25%; and

(b)	if the Leverage Ratio is equal to or less than 3.00:1, no Excess Cashflow shall be required to be used in prepayment pursuant to this Clause 9.7.

The prepayment shall be made within five Business Days of delivery of the annual consolidated accounts of the Parent for that Financial Year under paragraph (a)(i) of Clause 21.1 (Financial statements). The prepayment shall be applied in accordance with Clause 9.9 (Application of prepayments). Commencing with the Financial Year ending 31 March, 2004, the Parent will procure that its auditors will deliver, together with the audited consolidated financial statements to be delivered to the Facility Agent pursuant to Clause 21.1 (Financial Statements), a certificate confirming the amount of the Excess Cashflow (if any) for the relevant Financial Year together with a calculation of how that amount has been determined.

9.8	Debt Issues

If the Parent or any member of the Group raises any External Debt then the Parent shall (or shall procure that the relevant member of the Group shall) prepay Term Loans in an aggregate amount equal to 100% of the Net Proceeds received by the Parent or, as the case may be, the relevant member of the Group from the issue of such External Debt provided that if:

(a)	the Leverage Ratio is equal to or less than 3.50:1; and

(b)	the Parent has achieved external ratings of a minimum of BBB- from S&P and Baa3 from Moody’s (with, in each case, stable outlook or better),

the percentage of Net Proceeds of any issue of External Debt to be used in prepayment of the Term Loans in accordance with the provisions of this Clause shall be reduced to 50%. The prepayment shall be made within five Business Days of receipt by the Parent or such other member of the Group of such Net Proceeds. The prepayment shall be applied in accordance with Clause 9.9 (Application of prepayments).

9.9	Application of prepayments

A prepayment made under Clause 9.7 (Excess cash) or Clause 9.8 (Debt Issues) shall prepay each Repayment Instalment in amounts which reduce those Repayment Instalments pro rata unless the Parent elects otherwise pursuant to Clause 9.11 (Prepayment elections).

9.10	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrowers may not reborrow any part of the Term Facility which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Facility Agent receives a notice under this Clause 9 it shall promptly forward a copy of that notice to either the Parent, the Obligors’ Agent or the affected Lenders, as appropriate.

9.11	Prepayment elections

Notwithstanding anything to the contrary herein, the first £45,000,000 aggregate principal amount to be applied in prepayment of the Term Loans pursuant to Clause 9.3 (Voluntary Prepayment of Term Loans), Clause 9.7 (Excess Cash) or Clause 9.8 (Debt Issues) may be applied in such order of maturity (whether chronological, inverse chronological or on a pro rata basis) as the Obligors’ Agent may select, by giving not less than 3 Business Days (or such shorter period as the Majority Lenders may agree) prior written notice to the Facility Agent. If no such selection is made, prepayments shall be made as otherwise set out in Clause 9.9 (Application of Prepayments).

9.12	Prepayments during Interest Periods

Where any amount required to be prepaid under Clause 9.7 (Excess Cash) or Clause 9.8 (Debt Issues) is received by the Facility Agent during an Interest Period, the Obligors’ Agent may by notice in writing to the Facility Agent to be received not less than three Business Days prior to payment of the relevant amount to the Facility Agent, request such amount to be placed in a Cash Collateral Account in which event such amount shall be paid to the credit of a Cash Collateral Account and shall be thereafter applied by the Facility Agent against the relevant Loan or Loans at the expiry of the relevant Interest Period. The interest earned on such account will be paid by the Facility Agent to the relevant Borrower at the time the relevant amount is applied in repayment of the relevant Loan unless an Event of Default is continuing, in which case the interest earned will also be applied in repayment of the relevant Loan.

SECTION 5

COSTS OF UTILISATION

10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the:

(a)	applicable Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR for that Loan for that Interest Period; and

(c)	Mandatory Cost, if any.

10.2	Payment of interest

(a)	The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if any Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of that Interest Period).

(b)	If any annual audited financial statements delivered under paragraph (a) of Clause 21.1 (Financial Statements) demonstrate that the Margin:

(i)	should have been varied in accordance with the table set out in the definition of “Margin” when it has not been; or

(ii)	should not have been varied in accordance with the table set out in the definition of “Margin” when it has been,

in either case by reason of an inaccuracy in the relevant semi-annual consolidated financial statements, payments of interest shall upon receipt of the relevant audited financial statements by the Facility Agent be adjusted (downwards or, as the case may be, upwards), but without retrospective effect, by such amount as the Facility Agent shall determine is necessary to give effect to the correct variation in the Margin as demonstrated by the audited financial statements. The Facility Agent’s determination of the adjustments payable under this Clause 10.2 shall, save in the case of manifest error, be conclusive and the Facility Agent shall provide the Obligors’ Agent with reasonable details of the calculation of such adjustments.

10.3	Default interest

(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on such Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent higher than the rate which would have been payable if such Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably).

Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be one per cent. higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

10.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the relevant Borrower (or the Obligors’ Agent) of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS AND TERMS

11.1	Selection of Interest Periods and Terms

(a)	A Borrower (or the Obligors’ Agent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

(b)	Subject to this Clause 11, a Borrower (or the Obligors’ Agent) may select an Interest Period of one, two, three or six Months or any other period agreed between the Obligors’ Agent and the Facility Agent (acting on the instructions of all the Lenders).

(c)	Each Selection Notice is irrevocable and must be delivered to the Facility Agent by the Borrower (or the Obligors’ Agent on behalf of the Borrower) to which that Term Loan was made not later than the Specified Time.

(d)	If a Borrower (or the Obligors’ Agent) fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (c) above, the relevant Interest Period will, subject to Clause 11.2 (Changes to Interest Periods), be three Months.

(e)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

(f)	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if a Loan has already been made) on the last day of its preceding Interest Period.

(g)	A Revolving Loan has one Interest Period only.

(h)	Prior to the Syndication Date, Interest Periods shall be one month or such other period as the Facility Agent and the Obligors’ Agent may agree and any Interest

Period which would otherwise end during the month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

11.2	Changes to Interest Periods

(a)	Prior to determining the interest rate for a Term Loan, the Facility Agent may shorten an Interest Period for any Term Loan to ensure that there are sufficient Term Loans (with an aggregate Base Currency Amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Repayment Date for the Borrowers to make the Repayment Instalment due on that date.

(b)	If the Facility Agent makes any of the changes to an Interest Period referred to in this Clause 11.2, it shall promptly notify the Obligor’s Agent and the Lenders.

11.3	Consolidation and division of Term Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Facility A1 Loans or, as the case may be, Facility A2 Loans;

(ii)	end on the same date; and

(iii)	are made to the same Borrower,

those Facility A1 Loans or, as the case may be, Facility A2 Loans will, unless that Borrower (or the Obligors’ Agent on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A1 Loan or, as the case may be, Facility A2 Loan on the last day of the Interest Period.

(b)	Subject to Clause 4.4 (Maximum number of Utilisations), if a Borrower (or the Obligors’ Agent on its behalf) requests in a Selection Notice that a Term Loan be divided into two or more Term Loans, that Term Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the amount of the Term Loan immediately before its division.

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Bank(s).

12.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, the Facility Agent shall promptly notify the Obligors’ Agent and the Lenders of that event (such notice being a “Market Disruption Notice”).

(b)	If a Market Disruption Notice applies to a proposed Loan, that Loan shall not be made. Instead, the Facility Agent and the Obligors’ Agent shall immediately enter into negotiations for a period of not more than 30 days with a view to agreeing a substitute basis for calculating the interest rate for the Loan or for funding the Loan. Any substitute basis agreed by the Facility Agent (with the consent of all the Lenders) and the Obligors’ Agent shall take effect in accordance with its terms and be binding on all of the Parties.

(c)	If a Market Disruption Notice applies to an outstanding Loan, then:

(i)	the Obligors’ Agent and the Facility Agent shall immediately enter into negotiations for a period of not more than 30 days with a view to agreeing a substitute basis for calculating the rate of interest for the Loan or for funding the Loan;

(ii)	any substitute basis agreed under paragraph (c)(i) of this Clause 12.2 by the Facility Agent (with the consent of all the Lenders) and the Obligors’ Agent shall take effect in accordance with its terms and be binding on all the Parties;

(iii)	if no substitute basis is agreed under paragraph (c)(i) of this Clause 12.2, then, subject to paragraph (d) below, each Lender (through the Facility Agent) shall certify before the last day of the Interest Period to which the Market Disruption Notice relates a substitute basis for maintaining its participation in the Loan which shall reflect the costs to such Lender of funding its participation in such Loan from whatever sources it may reasonably select plus the Margin and (if applicable, and if not reflected in the Lender’s cost of funding) the Mandatory Cost, if any; and

(iv)	each substitute basis so certified shall be binding on the relevant Borrower and the certifying Lender and treated as part of this Agreement.

(d)	If no substitute basis is agreed under paragraph (c)(i) of this Clause 12.2 then, so long as the circumstances giving rise to the Market Disruption Notice continue and subject to the Obligors’ Agent giving the Facility Agent not less than 5 Business Days prior notice (which shall be irrevocable), the relevant Borrower may prepay the Loan to which the Market Disruption Notice applies together with accrued interest on the amount prepaid.

(e)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate not being available and none or only one of the Reference Banks supplying a rate to the Facility Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)

before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receiving notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan)

that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

12.3	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES

13.1	Commitment fee

(a)	The Parent shall pay to the Facility Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of:

(i)	50 per cent. of the Margin from time to time on that Lender’s Available Commitment under the Term Facility for the Availability Period applicable to the Term Facility;

(ii)	50 per cent. of the Margin from time to time on that Lender’s Available Commitment under the Revolving Facility for the Availability Period applicable to the Revolving Facility.

(b)	The accrued commitment fee is payable:

(i)	on the last day of each successive period of three Months which ends during the relevant Availability Period;

(ii)	on the last day of the relevant Availability Period; and

(iii)	on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.2	Arrangement fee

The Parent shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

13.3	Agency fee

The Parent shall pay to (or procure payment to) the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

14.	TAX GROSS UP AND INDEMNITIES

14.1	Definitions

In this Clause 14:

“Protected Party” means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(i)	in respect of a payment made by a UK Obligor, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(1)	which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Finance Document; or

(2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Lender which is:

(1)	a company resident in the United Kingdom for United Kingdom tax purposes;

(2)	a partnership each member of which is a company resident in the United Kingdom for United Kingdom tax purposes; or

(3)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 11(2) of the Taxes Act); or

(C)	a Treaty Lender.

(ii)	in respect of a payment made by a member of the US Group which would be required under the Code to pay United States source interest in connection with this Agreement, a Lender which is:

(A)	created or organised under the laws of the United States of America or of any state (including the District of Columbia) thereof; or

(B)	a Treaty Lender with respect to the United States of America that is entitled to receive payments under the Finance Documents without deduction or withholding of any United States federal income Taxes, provided such Lender has delivered (in a timely fashion and without undue delay) to the Facility Agent for transmission to the member of the US Group making such payment two original copies of IRS Form W-8BEN (or any successor form) certifying that it is a resident of a foreign country with which the United States of America has an income tax treaty; or

(C)	entitled to receive payments under the Finance Documents without deduction or withholding of any United States federal income Taxes as a result of such payments being effectively connected with the conduct by such Lender of a trade or business within the United States of America, provided such Lender has delivered (in a timely fashion and without undue delay) to the Facility Agent for transmission to the member of the US Group making such payment two original copies of either (1) IRS Form W-8ECI (or any successor form) certifying that the payments made pursuant to the Finance Documents are effectively connected with the conduct by that Lender of a trade or business within the United States of America or (2) such other applicable form prescribed by the IRS certifying as to such Lender’s entitlement to exemption from United States withholding tax with respect to all payments to be made to such Lender under the Finance Documents; or

(iii)	in respect of a payment made by an Obligor incorporated in a jurisdiction other than the United Kingdom or the United States of America, any Treaty Lender.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and that interest payable in respect of that advance falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increased payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of a Treaty;

(b)	does not carry on a business in the United Kingdom, the United States of America or, as the case may be, the jurisdiction in which the Obligor is resident through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom, the United States of America or, as the case may be, the jurisdiction in which the Obligor is resident which makes provision for full exemption from tax imposed by the United Kingdom, the United States of America or, as the case may be, the jurisdiction in which the Obligor is resident, on interest.

“UK Non-Bank Lender” means where a Lender becomes a Party to this Agreement after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party to this Agreement.

Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Obligors’ Agent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent promptly on becoming so aware in respect of a payment to that Lender. If the Facility Agent receives such notification from a Lender it shall promptly notify the Obligors’ Agent and that Obligor.

(c)	Subject to paragraph (d) below, if a Tax Deduction is required by law to be made by an Obligor the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the

United Kingdom or the United States of America on a payment of interest on a Loan, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)	(in relation to payments to be made by a UK Obligor):

(A)	the relevant Lender is a UK Non-Bank Lender, or would have been a UK Non-Bank Lender were it not for any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; and

(B)	the Board of the Inland Revenue has given (and not revoked) a direction under section 349C of the Taxes Act (as that provision has effect on the date on which the relevant Lender became a party to this Agreement) which relates to that payment and that Obligor has notified that UK Non-Bank Lender of the precise terms of that notice; or

(iii)	(in relation to payments to be made by a UK Obligor) the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each UK Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that UK Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the UK Obligors by entering into this Agreement.

(i)	A UK Non-Bank Lender shall promptly notify the Facility Agent who shall notify the UK Obligors if there is any change in the position from that set out in the Tax Confirmation.

14.3	Tax indemnity

(a)	The Parent shall (within three Business Days of demand by the Facility Agent) pay (or procure payment) to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; and

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 14.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make a claim pursuant to paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Obligors’ Agent.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Facility Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit on an affiliated group basis,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

14.5	Stamp Taxes

The Parent shall pay and, within three Business Days of demand, indemnify each Secured Party and each Arranger against any cost, loss or liability that Secured Party or that Arranger incurs in relation to all stamp duty, registration and other similar Taxes or fees payable in respect of any Finance Document.

14.6	Value Added Tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is properly chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

15.	INCREASED COSTS

15.1	Increased costs

(a)	Subject to Clause 15.4 (Exceptions) the Parent shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Obligors’ Agent.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Requirement to Notify

(a)	If a Lender does not notify the Facility Agent of its intention to claim pursuant to this Clause 15 within ninety days after the date on which that Lender becomes aware of the relevant increased cost, reduction, payment or foregone interest or other return, that Lender shall not be entitled to claim indemnification for such increased costs, reduction, payment or foregone interest or other return in respect of any period more than ninety days before the date on which that Lender does notify the Facility Agent of its intention to make such a claim.

(b)	No Finance Party shall be entitled to make any claim pursuant to this Clause 15 on any date falling later than nine months after the discharge of the obligations (both actual and contingent) of the Obligors under this Agreement and the cancellation of the Commitments in full.

15.4	Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 15.4 reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party and the Arranger to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

(a)	The Parent shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Secured Party and the Arranger against any cost, loss, expense or liability (excluding loss of profit) incurred by that Secured Party or that Arranger as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 32 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower, the Obligors’ Agent or the Parent.

(b)

The Parent shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party and in each case each of their Affiliates and each of their respective officers, directors, employees, agents, advisors, and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, reasonable and properly documented fees and disbursements of legal counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defence with respect thereto, arising out of or in connection with or relating to the Finance Documents or the transactions contemplated by the Finance Documents or any use made or proposed to be made of the proceeds of the Facilities, whether or not such investigation, litigation or proceeding is brought by a member of the Group, any shareholder or creditor of any member of the Group, an Indemnified Party or any other person, except to the extent that such claim, damage, loss, liability, cost or expense is found in a final, non-appealable judgement by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or wilful misconduct. Any third party referred to in this paragraph (b) may rely on this Clause 16.2 subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

16.3	Indemnity to the Facility Agent

The Parent shall (or shall procure that an Obligor will) promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 33.9 (Change of Currency); or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.4	Indemnity to the Security Trustee

(a)	Each Obligor shall promptly indemnify the Security Trustee and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	the taking, holding, protection or enforcement of the Transaction Security,

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Trustee and each Receiver and Delegate by the Finance Documents or by law; and

(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)	The Security Trustee may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 16.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of

Clause 9.1 (Illegality in respect of a Lender), Clause 14 (Tax Gross-up and Indemnities) or Clause 15 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(a)	The Parent shall (or shall procure that an Obligor will) indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might have an adverse effect upon its business, operations or financial condition or cause it to incur liabilities or obligations (including, without limitation, tax liabilities) other than those of a minor or administrative nature.

18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Parent shall promptly on demand pay (or shall procure that an Obligor will pay) the Facility Agent, the Arranger and the Security Trustee the amount of all reasonable and properly documented costs and expenses (including legal fees) incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 33.9 (Change of currency), the Parent shall, within three Business Days of demand, reimburse (or procure reimbursement of) each of the Facility Agent and the Security Trustee for the amount of all reasonable and properly documented costs and expenses (including legal fees) incurred by the Facility Agent and the Security Trustee in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement and preservation costs

The Parent shall, within three Business Days of demand, pay (or procure payment) to each Secured Party and the Arranger the amount of all costs and expenses (including legal fees) incurred by that Secured Party or Arranger in connection with the enforcement of or the preservation of any rights, powers and remedies under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Trustee as a consequence of taking or holding the Transaction Security or enforcing these rights, powers and remedies.

SECTION 7

GUARANTEE

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Secured Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Secured Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Secured Party immediately on demand against any cost, loss or liability suffered by that Secured Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Secured Party would otherwise have been entitled to recover, provided that subject to Clause 19.10 (Limitation on Guarantees), the amount to be recovered from Yellow Pages Limited, YH2, YHL, YS, Yellow Book Group Inc. and Yellow Book/McLeod Holdings Inc. shall be limited in each case to the principal amount of £957,000,000 (or its equivalent in other currencies) in relation to the Term Facilities and £100,000,000 (or its equivalent in other currencies) in relation to the Revolving Facility provided that such limitation on the amount recoverable shall not operate so as to release any Guarantor from its obligations under this Clause 19.

19.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any payment by an Obligor or any discharge given by a Secured Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Secured Party shall be entitled to recover the value or amount of that security or payment from the Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

19.4	Waiver of defences

The obligations of each Guarantor under this Clause 19 will not be affected by any act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Secured Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

19.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Secured Party (or any Security Trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Secured Party (or any Security Trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other monies, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any monies received from any Guarantor or on account of any Guarantor’s liability under this Clause 19.

19.7	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the

Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other Guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Secured Party.

19.8	Release of Guarantors’ right of contribution

If any Guarantor ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Guarantor:

(a)	that Guarantor shall be released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor shall waive any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document by all or any of the Secured Parties.

19.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Secured Party.

19.10	Limitation on Guarantees

(a)	Each of the parties to this Agreement hereby confirms that it is the intention of all such persons that the obligations of each Guarantor organised under the laws of any state of the United States of America (a “U.S. Guarantor”) under this Clause 19 (Guarantee and Indemnity) do not constitute a fraudulent transfer or conveyance for the purposes of any proceeding of the type referred to in Clause 24.7 (Insolvency) or Clause 24.8 (Insolvency Proceedings) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors, the United States Uniform Fraudulent Conveyance Act, the United States Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the obligations of a U.S. Guarantor under this Clause 19 (Guarantee and Indemnity). To effect the foregoing intention, the Facility Agent, the Arranger, the Lenders and the Guarantors hereby irrevocably agree that the obligations of each U.S. Guarantor at any time shall be limited to the maximum amount as will result in the obligations of such U.S. Guarantor under this Clause 19 (Guarantee and Indemnity) not constituting a fraudulent transfer or conveyance.

(b)	The liability of each Guarantor incorporated under the laws of Luxembourg (a “Luxembourg Guarantor”) under this Clause 19 (Guarantee and Indemnity) and under any indemnities contained elsewhere in this Agreement:

(i)	shall not include any obligation which, if incurred, would constitute the provision of financial assistance (as defined in article 49-6 of the Luxembourg Company Act of 10 August 1915 on Commercial Companies, as amended), whether directly or indirectly, for the subscription for, or the acquisition or the refinancing of the acquisition of, its own shares; and

(ii)	shall not exceed at any time the greater of:

(A)	the principal amount (if any) borrowed by such Luxembourg Guarantor from another member of the Group and financed directly or indirectly by a borrowing under the Finance Documents;

(B)	such Luxembourg Guarantor’s net worth (“capitaux propres”) (as referred to in article 214 of the Luxembourg Company Act of 10 August 1915 on Commercial Companies, as amended) as reflected in its then most recent annual accounts approved at a general meeting of its shareholders as at the date on which a claim under this Guarantee is brought against such Luxembourg Guarantor; and

(C)	such Luxembourg Guarantor’s net worth (“capitaux propres”) (as referred to in article 214 of the Luxembourg Company Act of 10 August 1915 on Commercial Companies, as amended) as reflected in its then most recent annual accounts approved at a general meeting of its shareholders as at the date of this Agreement.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20.	REPRESENTATIONS

Each Obligor makes the following representations and warranties to each Finance Party at the times specified in Clause 20.30 (Times on which representations are made):

20.1	Status

(a)	It and each of its Subsidiaries is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

20.2	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document to which it is a party at the date on which this representation is made or deemed made are legal, valid, binding and enforceable obligations.

20.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party on the date on which this representation is made or deemed made and the granting of the Transaction Security granted by it on or prior to the date on which this representation is made or deemed made do not:

(a)	conflict with any law, regulation, directive, judgment or order applicable to which it or any of its Subsidiaries is subject;

(b)	contravene its and each of its Subsidiaries’ constitutional documents; or

(c)	breach in any material respect any material agreement or instrument binding upon it or any of its Subsidiaries or any of its or any Subsidiaries’ assets.

20.4	Power and authority

(a)	It has the power to enter into and has taken (or, as the case may be, will take prior to execution thereof) all necessary action to authorise its entry into the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is or will be a party

(c)	It has the power to perform and deliver and has taken (or, as the case may be, will take prior to execution thereof) all necessary action to authorise its performance and delivery of the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

20.5	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is or will be a party; and

(ii)	to make the Finance Documents to which it is or will be a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect except any Authorisation referred to in Clause 20.8 (No filing or stamp taxes) or any Authorisation in respect of the Security Documents, which Authorisations will be promptly obtained or effected after the date of this Agreement and, in the case of the Authorisations required in respect of the Security Documents, will be obtained or effected prior to the execution and delivery of such Security Documents to which they relate.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect except to the extent failure to obtain or effect those Authorisations could not reasonably be expected to have a Material Adverse Effect.

20.6	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of English law as the governing law of the Finance Documents (other than those Security Documents expressed to be governed by a law other than English law) will be recognised and enforced in its Relevant Jurisdictions.

(b)	Subject to the Legal Reservations, the choice of the relevant governing law of the Security Documents to which it is a party expressed to be governed by a law other than English law will be recognised and enforced in its Relevant Jurisdictions.

(c)	Subject to the Legal Reservations, any judgment obtained in England in relation to a Finance Document in respect of which the English courts are expressed to have jurisdiction to hear disputes thereunder will be recognised and enforced in its Relevant Jurisdictions.

(d)	Subject to the Legal Reservations, in relation to those Security Documents to which it is a party expressed to be governed by a law other than English law, any judgment obtained in the courts that are expressed to have jurisdiction to hear disputes under such Security Documents will be recognised and enforced in its Relevant Jurisdictions.

20.7	Insolvency

Other than (A) in connection with any solvent reorganisation undertaken with the consent of the Facility Agent (acting on the instructions of the Majority Lenders), and (B) any winding-up or liquidation of the SLP Partnership Companies or the SLPs as contemplated by the Structure Paper in connection with the collapse of the Subordinated Loan Stock, no:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 24.8 (Insolvency proceedings); or

(b)	creditors process described in Clause 24.9 (Creditors’ process),

has been taken or, to the knowledge of the Parent, threatened in relation to a member of the Group and none of the circumstances described in Clause 24.7 (Insolvency) applies to a Material Group Company.

20.8	No filing or stamp taxes

Except as may be specified in any Legal Opinion, under the laws of the Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in each such jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to the Security Documents which is referred to in any legal opinion delivered to the Facility Agent in connection therewith or under Clause 26 (Changes to the Obligors and Release of Security), and which will be made or paid promptly after the date the relevant Security Document is entered into.

20.9	No Defaults

(a)	No Default has occurred and is continuing or might reasonably be expected to result from the making of any Loan.

(b)	No other event has occurred and is continuing which constitutes a default, and no other event has occurred and is continuing which, with the giving of notice or the lapse of time or making of any determination or fulfilment of any condition in each case as provided for in the agreement concerned is reasonably likely to constitute a default, under any agreement to which it or any of its Subsidiaries is party and which, in any case, has or could reasonably be expected to have a Material Adverse Effect.

20.10	Litigation

No litigation, arbitration, administrative, regulatory or similar proceeding is current, pending or, to its knowledge, threatened:

(a)	to restrain its entry into, the exercise of its rights under and performance and compliance with its obligations under, or the enforcement of, any of the Finance Documents or the carrying out of the transactions contemplated by the Finance Documents; or

(b)	which has, or if adversely determined is reasonably likely to have, by itself or together with any other such proceedings, a Material Adverse Effect.

20.11	Pari passu ranking

Its payment obligations under the Finance Documents (other than the Security Documents) rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally. Its payment obligations under the Security Documents will, when such Security Documents are executed, rank ahead of the claims of all its other secured creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.12	Offering Circular

The Offering Circular (as at the date thereof) contains all such information as investors and their professional advisers would reasonably require, and reasonably expect to find there, to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Group taken as a whole and does not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

20.13	Ownership by the Parent

Each Obligor and each Material Group Company is a direct or indirect wholly-owned Subsidiary of the Parent.

20.14	No misleading information

(a)	Any factual information contained in the Information Memorandum was true and accurate in all material respects as at the date of the relevant report or document containing the information.

(b)	Any financial projections or forecasts contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of assumptions which are believed to be reasonable at the date of the relevant report or document containing the projection or forecast.

(c)	The expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Memorandum were arrived at after careful consideration and were fair and based on reasonable grounds as at the date on which they are stated to have been given.

(d)	No event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Memorandum being untrue or misleading or other than fair and reasonable in any material respect (it being acknowledged by the Finance Parties that such forecasts and projections are subject to uncertainties and contingencies, many of which are beyond the Obligors’ control, and that they may differ from actual results).

(e)	All other written information provided by any member of the Group (including its advisers) was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any material respect.

The representations and warranties made with respect to the Information Memorandum are made by each Obligor in this Clause 20.14 only so far as it is aware, after making due and careful enquiries.

20.15	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

(b)	Its audited Original Financial Statements give a true and fair view of its financial condition and operations during the relevant Financial Year.

(c)	The most recently delivered set of financial statements delivered pursuant to Clause 21.1 (Financial statements) give a true and fair view of (in the case of audited financial statements) or fairly represent (in the case of unaudited financial statements) its financial condition and operations as at the date at which those financial statements were drawn up.

20.16	Environmental and other laws

(a)	Each member of the Group is in compliance with Clause 23.3 (Environmental compliance) and, to its knowledge, no circumstances have occurred which would prevent continued compliance except for non-compliance that could not reasonably be expected to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to its knowledge) is threatened against any member of the Group where that claim could reasonably be expected, if determined against that member of the Group, to have a Material Adverse Effect.

(c)	No member of the Group is in breach of any other Environmental Law in a manner or to an extent which could reasonably be expected to have a Material Adverse Effect.

20.17	Tax Liabilities

No claims are being, or are reasonably likely to be, asserted against it or any of its Subsidiaries with respect to Taxes which are reasonably likely to be determined adversely against it or against such Subsidiary and which, if so adversely determined, would have or be reasonably likely to have a Material Adverse Effect and all reports and returns on which Taxes for which a member of the Group may have a liability are required to be shown have been filed within any applicable time limits and all taxes required to be paid have been paid within any applicable time limit save, in each case, to the extent that failure to do so does not have and could not reasonably be expected to have a Material Adverse Effect.

20.18	Security and Financial Indebtedness

(a)	No Security exists over all or any of the present or future assets of any member of the Group other than any Permitted Security Interest.

(b)	No member of the Group has any actual or contingent Financial Indebtedness outstanding other than Permitted Indebtedness.

20.19	Ranking

Subject to the Legal Reservations (to the extent relevant in representations of fact), upon execution and delivery thereof the Transaction Security will, following the discharge of the Existing Security in accordance with the terms of Clause 23.33 (Conditions

Subsequent) have first ranking priority and it is not, otherwise than as expressed in this Clause 20.19, subject to any prior ranking or pari passu ranking Security except for obligations mandatorily preferred by law applying to companies generally in the Relevant Jurisdiction or otherwise permitted by this Agreement.

20.20	Transaction Security

Subject to the Legal Reservations and except to the extent that the Transaction Security has been released pursuant to Clause 26.7 (Release of Security otherwise than on a Disposal), each Security Document to which it is a party validly creates the Security which is expressed to be created by that Security Document and evidences the Security it is expressed to evidence.

20.21	Good Title to Assets

It and each of it Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted except in circumstances where failure to have good, valid and marketable title, valid leases or licences or any such Authorisations could not be reasonably expected to have a Material Adverse Effect.

20.22	Legal and beneficial ownership

It and each of its Subsidiaries is the absolute legal and beneficial owner of the assets subject to the Transaction Security that are expressed therein to be legally or beneficially owned by it.

20.23	Shares

The shares of any member of the Group which are subject to the Transaction Security are (except for any shares to be issued under Deferred Subscription Arrangements) fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not restrict or inhibit any transfer of those shares on creation or on enforcement of the Transaction Security.

20.24	Intellectual Property

(a)	The Material Intellectual Property:

(i)	is legally and beneficially owned by or licensed to the Obligors free from any licences or obligations to grant any licences and free from any assignments or obligations to grant any assignments to third parties which are materially prejudicial to the use of that Material Intellectual Property and will in either case not be materially adversely affected by the transactions contemplated by the Finance Documents;

(ii)	has not lapsed or been cancelled in any respect which could be reasonably expected to have a Material Adverse Effect and all steps have been taken to protect and maintain such Material Intellectual Property, including, without limitation, paying renewal fees where failure to do so would have or could be reasonably expected to have a Material Adverse Effect.

(b)	None of the Material Intellectual Property is being or has been infringed where such infringement could reasonably be expected to have a Material Adverse Effect.

(c)	The Business carried on by it and its Subsidiaries does not infringe any intellectual property rights of any third party and where the Material Intellectual Property required in order to conduct the Business is subject to any right, permission to use or licence granted to or by any member of the Group, such agreement has not been breached in any way and no member of the Group has received or is aware of a notice of termination being served by any party thereto to the extent such infringement, breach or termination would have or could be reasonably expected to have a Material Adverse Effect.

20.25	Group structure

The Group Structure Chart delivered to the Facility Agent pursuant to Part I of Schedule 2 (Conditions Precedent to Initial Loan) is true, complete and accurate and shows all members of the Group, including current name and company registration number, its jurisdiction of incorporation and/or establishment, all intercompany loans from the Issuer and the Subordinated Guarantor to any member of the Group, a list of shareholders and indicating whether or not a company is a Dormant Company.

20.26	Obligors

The earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA), gross tangible assets and turnover of the Guarantors on the Closing Date (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) exceeds 80% of Consolidated EBITDA, gross tangible consolidated assets and turnover of the Group.

20.27	US Government Regulations

(a)	Neither it nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Loan, nor the application of the proceeds or repayment thereof by any Obligor, nor the consummation of the other transactions contemplated hereby, will violate any provision of such act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(b)	Neither it nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(c)	No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America) as in effect from time to time, and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

20.28	Employee Benefit Plans

(a)	No ERISA Event has occurred or is reasonably expected to occur that has resulted in or is reasonably expected to result in a material liability of any Obligor or any ERISA Affiliate.

(b)	Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service of the United States of America, is complete and accurate and fairly represents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(c)	Neither any Obligor nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan to the extent such incurrence would have or be reasonably likely to have a Material Adverse Effect.

(d)	Neither any Obligor nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganisation or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganisation or to be terminated, with in the meaning of Title IV of ERISA.

(e)	With respect to each scheme or arrangement mandated by a government other than the United States of America (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Obligor or any Subsidiary of any Obligor that is not subject to United States law (a “Foreign Plan”):

(i)	any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, save to the extent that failure to make or accrue such contributions would not have or would not be reasonably likely to have a Material Adverse Effect;

(ii)	the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles save to the extent that any such insufficiency, whether individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect; and

(iii)	each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities save to the extent where failure to make or maintain any such registrations would not have or would not be reasonably likely to have a Material Adverse Effect.

20.29	Material Adverse Change

Since the date of the latest audited financial statements delivered to the Facility Agent pursuant to Clause 21.1 (Financial Statements) (or, prior to any such statements being delivered, 31 March 2003), there has been no development or event which has had, or could reasonably be expected to have, a Material Adverse Effect.

20.30	Times on which representations are made

(a)	All the representations and warranties in this Clause 20 are made to each Finance Party on the date of this Agreement except for the representations and warranties set out in Clause 20.14 (No misleading information) relating to the Information Memorandum which are deemed to be made by each Obligor on the date that the Information Memorandum is approved by the Parent and on the Syndication Date.

(b)	All the representations and warranties in this Clause 20 are deemed to be made by each Obligor to each Finance Party on the Closing Date.

(c)	The Repeating Representations are deemed to be made by each Obligor to each Finance Party on the date of each Utilisation Request and on the first day of each Interest Period and, in addition, the representations and warranties contained in Clause 20.29 (Material Adverse Change) shall be repeated on each date on which a Compliance Certificate is delivered pursuant to Clause 21.2 (Compliance Certificate).

(d)	All the representations and warranties in this Clause 20 except Clause 20.12 (Offering Circular), Clause 20.14 (No misleading information), Clause 20.25 (Group structure) and Clause 20.29 (Material Adverse Change) are deemed to be made by each Additional Obligor to each Finance Party on the day on which it becomes an Additional Obligor.

(e)	Each representation or warranty deemed to be made after the date of this Agreement shall be made by reference to the facts and circumstances existing at the date the representation or warranty is made.

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 21:

“Annual Financial Statement” means a financial statement for a Financial Year delivered pursuant to paragraph (a) of Clause 21.1 (Financial statements).

“Six-Monthly Financial Statement” means a financial statement delivered pursuant to paragraph (b) of Clause 21.1 (Financial statements).

21.1	Financial statements

The Parent shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within 120 days after the end of each of its Financial Years:

(i)	the audited consolidated financial statements of the Group for that Financial Year (the “Annual Financial Statements”);

(ii)	the audited (or to the extent that audited financial statements are not prepared for such Obligor, unaudited) financial statements (consolidated if appropriate) of each Obligor for that Financial Year; and

(iii)	the audited (or to the extent that audited financial statements are not prepared for such Material Group Company, unaudited) financial statements of any other Material Group Company for that Financial Year if requested by the Facility Agent.

(b)	as soon as they are available, but in any event within 90 days after the end of the first half of each of its Financial Years (commencing with the first half year ending after the date of this Agreement) its unaudited consolidated financial statements (in a form that complies with the relevant requirements of the London Stock Exchange) for such period (the “Six-Monthly Financial Statements”).

21.2	Compliance Certificate

(a)	The Parent shall supply a Compliance Certificate to the Facility Agent with each set of its Annual Financial Statements and each set of its Six-Monthly Financial Statements.

(b)	Each Compliance Certificate shall:

(i)	set out (in reasonable detail) computations as to compliance with Clause 21.8 (Financial Covenants) (and, in the case of the Annual Financial Statements, Clause 9.7 (Excess cash)) and the Margin computations set out in the definition of “Margin” as at the date as at which those financial statements were drawn up; and

(ii)	confirm that no Default has occurred and is continuing or, if a Default has occurred, what Default has occurred and the steps being taken to remedy that Default.

(c)	Each Compliance Certificate shall be signed by two directors of the Parent and, if required to be delivered with the consolidated Annual Financial Statements of the Parent certified (as to financial matters and details only) by the Parent’s auditors, subject to agreeing the form and content of any engagement letter required by such auditor.

21.3	Requirements as to financial statements

(a)	Each set of financial statements delivered pursuant to Clause 21.1 (Financial statements):

(i)	shall be certified by a director of the relevant company as giving a true and fair view (in the case of Annual Financial Statements) or fairly representing (in other cases) its financial condition and operations as at the date as at which those financial statements were drawn up;

(ii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Parent,

unless, in relation to any set of financial statements, the Parent notifies the Facility Agent that there has been a change in the Accounting Principles, the accounting practices or reference periods and its auditors deliver to the Facility Agent:

(A)	a description of any change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders (w) to determine whether Clause 22 (Financial covenants) has been complied with, (x) to determine the Margin as set out in the definition of “Margin”, (y) to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements and (z) (in the case of the Annual Financial Statements) to determine the amount of any prepayments to be made from Excess Cashflow under Clause 9.7 (Excess cash).

(b)	If the Parent notifies the Facility Agent of a change in accordance with paragraph (a) above then the Parent and Facility Agent shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

If no such agreement is reached within 30 days of that notification of change, the Facility Agent shall (if so requested by the Majority Lenders) instruct the auditors of the Parent or independent accountants (approved by the Parent or, in the absence of such approval within 5 Business Days of request by the Facility Agent of such approval, a firm with recognised expertise) to determine any amendment to Clause 22 (Financial covenants), the Margin computations set out in the definition of “Margin”, Clause 9.7 (Excess cash) and any other terms of this Agreement which those auditors or, as the case may be, accountants (acting as experts and not arbitrators) consider appropriate to ensure the change does not result in any material alteration in the commercial effect of the terms of this Agreement. Those amendments shall take effect when so determined by those auditors, or as the case may be, accountants. The cost and expense of those auditors or accountants shall be for the account of the Parent.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)	The Parent shall procure that each set of Annual Financial Statements shall be audited by an internationally recognised firm of independent auditors licensed to practice in the jurisdiction of incorporation of the relevant member of the Group.

21.4	Group Companies

The Parent shall, at the request of the Facility Agent (acting reasonably) but not more frequently than semi-annually, supply to the Facility Agent a report issued by its auditors stating which of its Subsidiaries are Material Group Companies and confirming that the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA), gross tangible consolidated assets or turnover of the Guarantors (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) exceeds 80% of the Consolidated EBITDA, gross tangible consolidated assets or turnover of the Group.

21.5	Year-end

No alteration may be made to the Financial Year end of the Parent unless the Parent and the Facility Agent shall have agreed such changes to the financial covenants and such other provisions contained in this Agreement as will fairly reflect such alteration and the Parent shall procure that the Financial Year end of each of its Subsidiaries shall be the same as its own.

21.6	Information: miscellaneous

The Parent shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	all documents dispatched by the Parent to its shareholders (or any class of them) on a publicly available basis or dispatched by the Parent or any Obligor to its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which could reasonably be expected, if adversely determined, to have a Material Adverse Effect;

(c)

promptly upon the issuance thereof, copies of all reports, if any, to or other documents filed by any member of the Group with the Securities and Exchange Commission under the United States Securities Act of 1933 or the United States

Securities Exchange Act of 1934 (other than on Form S-8 or 8-A or similar forms) including for the avoidance of doubt the Group 20F SEC Filings; and

(d)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request, subject to any legal or regulatory restriction applicable to any member of the Group.

21.7	Notification of default

(a)	Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Facility Agent, the Parent shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.8	ERISA-Related Information

The Parent shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	promptly and in any event within fifteen days after any member of the US Group or any ERISA Affiliate files a Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of an Employee Plan with Unfunded Pension Liabilities, a copy of such IRS Form 5500 (including the Schedule B);

(b)	promptly and in any event within thirty days after any member of the US Group or any ERISA Affiliate knows or has reason to know that any ERISA Event which, individually or when aggregated with any other ERISA Event, would reasonably be expected to have a Material Adverse Effect has occurred, the written statement of the Chief Financial Officer of such member of the US Group or ERISA Affiliate, as applicable, describing such ERISA Event and the action, if any, which it proposes to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; providing that, in the case of ERISA Events under paragraph (d) of the definition thereof, the 15-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event; and

(c)

promptly, and in any event within thirty days, after becoming aware that there has been (A) an increase in Unfunded Pension Liabilities which increase is reasonably likely to have a Material Adverse Effect, taking into account only Employee Plans with positive Unfunded Pension Liabilities; (B) an increase in potential withdrawal liability under Section 4201 of ERISA which increase is reasonably likely to have a Material Adverse Effect, if the Parent and its ERISA Affiliates were to completely or partially withdraw from all Multiemployer

Plans; (C) the adoption of, or the commencement of contributions to, any Employee Plan subject to Title IV of ERISA by any Obligor or any ERISA Affiliate; or (D) the adoption of any amendment to an Employee Plan subject to Title IV of ERISA which results in a material increase in contribution obligations of any Obligor, the detailed written description thereof from the Chief Financial Officer of each affected member of the US Group or ERISA Affiliate, as applicable.

22.	FINANCIAL COVENANTS

22.1	Financial definitions

Unless the context requires otherwise the following expressions shall have the following meanings, and each of the expressions shall refer to the position of the Group on a consolidated basis, unless the context otherwise requires:

“Capital Expenditure” means expenditure of the Group which should be treated as capital expenditure in accordance with the Accounting Principles;

“Cashflow” means, in respect of the Relevant Period, and without double counting, Consolidated EBITDA for that period:

(a)	minus any tax paid in cash during that period and plus any tax rebate actually received in cash;

(b)	minus all Capital Expenditure (but which shall include, without limitation, any Capital Expenditure in respect of any Permitted Acquisition) paid in cash by members of the Group during that period and for this purpose to the extent that any such Capital Expenditure is financed:

(iii)	by finance lease, hire purchase or similar arrangement the amount included in Capital Expenditure shall be the amount which would have been included had such Capital Expenditure not been so financed but after including the principal amount financed under such financing arrangement as a cash inflow;

(iv)	by Excess Cashflow (as described in paragraph (b)(ii) of the definition of Permitted Acquisitions), Permitted Indebtedness (as described in paragraph (b)(iii) of the definition of Permitted Acquisitions) or Further High Yield Debt, the amount included in such Capital Expenditure shall be the amount which would have been included had such Capital Expenditure not been so financed but after including the amount of such Excess Cashflow or such Permitted Indebtedness or the cash proceeds received by the Group through such Further High Yield Debt, in each case to the extent such Capital Expenditure is financed thereby, as a cash inflow;

(c)	plus any extraordinary or exceptional items received in cash during that period;

(d)	minus any extraordinary or exceptional items paid in cash during that period;

(e)	minus the amount of the increase or plus the amount of the decrease (as the case may be) in Working Capital during that period other than any increase or decrease in Working Capital of any member of the US Group;

(f)	plus, to the extent not already included in determining Consolidated EBITDA, the amount of any dividends or other profit distributions (net of tax) received in cash by any member of the Group during that period from companies which are not members of the Group;

(g)	minus the amount of any profit of any Subsidiary of the Parent taken into account in Consolidated EBITDA for that period which whether by law or for any other reason cannot be distributed by way of dividend, loan or other means to the Parent;

(h)	plus, to the extent not already included as an exceptional item or otherwise included in determining Consolidated EBITDA, any Net Proceeds received or recovered as cash or Cash Equivalents during such Financial Year arising on the disposal of any assets (not being stock disposed of in the ordinary course of trading);

(i)	plus (to the extent not already included) any amount of additional available cash resulting from the release of pension surpluses; and

(j)	plus (to the extent not already included) the amount subscribed in cash as Further Equity Contributions;

“Cash Interest Payable” means, in respect of the Relevant Period, the amount of Interest Payable during that period excluding any such Interest Payable which is capitalised or rolled-up or otherwise not currently payable in respect of the period under the terms of the High Yield Notes, the Discount High Yield Notes or the Further High Yield Debt or the Subordinated Loan Stock (and not paid or becoming due for payment in that period) and, for the avoidance of doubt, payment blockage provisions (if any) in relation to the High Yield Notes, the Discount High Yield Notes or the Further High Yield Debt (or their operations) shall not be treated as resulting in Interest Payable thereon being treated as not currently payable;

“Consolidated EBITDA” means, in respect of the Relevant Period, the consolidated profit on ordinary activities of the Group for such period:

(a)	before any deduction for or on account of corporation tax or other taxes on income or gains;

(b)	before any deduction for Interest Payable or any deduction for the discount element or interest accrual on the Subordinated Loan Stock;

(c)	after deducting (to the extent included) Interest Receivable;

(d)	excluding extraordinary or exceptional items;

(e)	after deducting (to the extent otherwise included) the amount of profit (or adding back the loss) of any member of the Group (other than the Parent) which is attributable to any third party (not being a member of the Group) which is a shareholder or partner in such member of the Group;

(f)	after deducting (to the extent otherwise included) any gain over book value arising in favour of a member of the Group on the disposal of any business or assets (not being any disposals made in the ordinary course of trading) during such period and any gain arising on any revaluation of any business or asset during such period;

(g)	after adding back (to the extent otherwise deducted) any loss against book value incurred by a member of the Group on the disposal of any business or asset (not being any disposals made in the ordinary course of trading) during such period;

(h)	adding back the Transaction Costs to the extent deducted; and

(i)	adding back depreciation of fixed assets and amortisation of goodwill or intangible assets during that period, to the extent deducted;

“Consolidated Net Senior Debt” means the aggregate outstanding principal amount of all Financial Indebtedness under the Facilities;

“Consolidated Total Net Debt” means, at any time, the aggregate outstanding principal or capital amount of all Financial Indebtedness of the Group calculated on a consolidated basis excluding any Financial Indebtedness between any member of the Group provided that:

(a)	in the case of finance leases referred to in the definition of Financial Indebtedness, only the capitalised value of any items falling thereunder as determined in accordance with the Accounting Principles shall be included;

(b)	in the case of guarantees referred to in the definition of Financial Indebtedness, any items falling thereunder shall not be included to the extent relating to indebtedness of another member of the Group already included in this calculation; and

(c)	freely available cash balances of the Group at that time held with a Lender or an Approved Bank shall be deducted from the amount of such Financial Indebtedness (save to the extent already taken into account in the calculation of Consolidated Total Net Debt);

“Excess Cashflow” means, in respect of any Financial Year commencing with the Financial Year ending 31 March, 2004, Cashflow for that Financial Year (as determined from the annual audited consolidated accounts of the Parent):

(a)	less Net Cash Interest Payable for that Financial Year;

(b)	less all scheduled repayments of the Term Facility made during that Financial Year;

(c)	less the aggregate amount of prepayments of the Term Loans made pursuant to Clause 9.3 (Voluntary Prepayment of Term Loans) and applied in accordance with Clause 9.9 (Application of Prepayments) during that Financial Year;

(d)	less all scheduled repayments and all prepayments (whether voluntary or mandatory) of principal under the terms of any other Financial Indebtedness of any member of the Group (excluding (i) any scheduled repayments or prepayments in relation to Financial Indebtedness between any member of the Group and any other member of the Group, (ii) any scheduled repayments or prepayments, in relation to the Subordinated Loan Stock, the High Yield Notes, the Discount High Yield Notes or any Further High Yield Debt and (iii) any amount paid in relation to the Facilities save as referred to in (a), (b) or (c) above) falling due during that Financial Year:

(i)	including, without limitation, all capital payments falling due in respect of any Financial Indebtedness falling within paragraph (g) of the definition of that term; and

(ii)	excluding any repayment or prepayment of any overdraft or revolving credit facility (including, without limitation, the Revolving Loans) falling due during that period and capable of being simultaneously redrawn under the terms of the relevant facility;

(e)	less the amount of any dividends lawfully declared by the Parent;

(f)	excluding, to the extent otherwise included, amounts deposited in a Cash Collateral Account for the purposes of a prepayment in accordance with Clause 9.12 (Prepayment during Interest Periods);

(g)	less amounts included in the definition of “Cashflow” under paragraph (i) thereof; and

(h)	less the amount of the increase or plus the amount of the decrease (as the case may be) in Working Capital of any member of the US Group during that Financial Year;

“Interest” means interest and amounts in the nature of interest paid or payable in respect of any Financial Indebtedness of any member of the Group excluding (i) any interest paid or payable on Financial Indebtedness between any member of the Group and any other member of the Group and (ii) any interest paid or payable under any interest rate hedging arrangements existing at the Closing Date which are closed out within 25 Business Days of the Closing Date but including, without limitation:

(a)	the interest element of finance leases;

(b)	discount and acceptance fees payable (or deducted) in respect of any Financial Indebtedness;

(c)	fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes

Financial Indebtedness and is issued by a third party on behalf of a member of the Group;

(d)	repayment and prepayment premiums payable or incurred in repaying or prepaying any Financial Indebtedness; and

(e)	commitment, utilisation and non-utilisation fees payable or incurred in respect of Financial Indebtedness (but excluding any fees payable in relation to any borrowing for arranging such borrowing and which are paid at the commencement of such borrowing);

“Interest Payable” means, in respect of the Relevant Period, the aggregate of:

(a)	Interest accrued (whether or not paid or capitalised) during that testing period; and

(b)	the amount of the discount element of any Financial Indebtedness amortised during such period;

in each case, as an obligation of any member of the Group during that period and calculated on the basis that:

(a)	the amount of Interest accrued will be increased by an amount equal to any amount payable by members of the Group under Hedging Agreements in relation to that testing period;

(b)	the amount of Interest accrued will be reduced by an amount equal to any amount payable to members of the Group under Hedging Agreements in relation to that testing period;

(c)	the discount element of the Subordinated Loan Stock will be excluded; and

(d)	amortisation of Transaction Costs to the extent amortised, will be excluded;

“Interest Receivable” means, in respect of the Relevant Period, the amount of Interest (which for this purpose shall include all payments of the type described in the definition of Interest above) accrued due to members of the Group (other than by other members of the Group) during such period whether or not paid;

“Net Cash Interest Payable” means, in respect of the Relevant Period, Cash Interest Payable less Interest Receivable;

“Relevant Period” means, subject to paragraph (b) of Clause 22.3 (Financial Testing), each period of twelve months ending on the last day of the Parent’s Financial Year and each period of twelve months ending on the last day of each half of the Parent’s Financial Year;

“Working Capital” means trade and other debtors in respect of operating items plus prepayments and stock less trade and other creditors in respect of operating items and less accrued expenses and accrued costs (but excluding the Transaction Costs).

22.2	Financial condition

The Parent shall ensure that:

(a)	Net Cash Interest Cover: The ratio of Consolidated EBITDA to Net Cash Interest Payable in respect of any Relevant Period specified in Column 1 below shall not be less than the ratio set out in Column 2 below opposite that Relevant Period.

Column 1 Relevant Period	Column 2 Ratio

Relevant Period expiring on or about 31 March 2004	2.75:1

Relevant Period expiring on or about 30 September 2004	3.50:1

Relevant Period expiring on or about 31 March 2005	3.50:1

Relevant Period expiring on or about 30 September 2005	3.75:1

Relevant Period expiring on or about 31 March 2006 and thereafter	4.00:1

(b)	Senior Debt Cover: The ratio of Consolidated Net Senior Debt on or about each date set out in Column 1 below to Consolidated EBITDA in respect of any Relevant Period ending on or about such date shall not exceed the ratio set out in Column 2 below opposite such date.

Column 1 Relevant Period	Column 2 Ratio

Relevant Period expiring on or about 31 March 2004	3.75:1

Relevant Period expiring on or about 30 September 2004	3.50:1

Relevant Period expiring on or about 31 March 2005	3.50:1

(c)	Debt Cover: The ratio of Consolidated Total Net Debt on or about each date set out in Column 1 below to Consolidated EBITDA in respect of any Relevant Period ending on or about such date shall not exceed the ratio set out in Column 2 below opposite such date (the “Leverage Ratio”).

Column 1 Relevant Period	Column 2 Ratio

Relevant Period expiring on or about 31 March 2004	4.75:1

Relevant Period expiring on or about 30 September 2004	4.50:1

Relevant Period expiring on or about 31 March 2005	4.00:1

Relevant Period expiring on or about 30 September 2005 and thereafter	3.75:1

22.3	Financial testing

The financial covenants set out in Clause 22.2 (Financial condition) shall be tested:

(a)	by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 21.2 (Compliance Certificate) with the first test date being 31 March 2004; and

(b)	semi-annually on a rolling twelve months basis other than the Net Cash Interest Cover covenant which, for the initial test periods falling within twelve months of the date of Completion, shall not look back beyond the date of Completion, and, where a company or business is acquired or disposed of during a Relevant Period, the contribution of that company or business to the Consolidated EBITDA of the Group for the purposes of the financial covenants set out in Clause 22.2 (b) and (c) only (Financial condition) shall be included on a pro forma basis as if the acquisition or disposal had been made on the first day of the Relevant Period.

23.	GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents;

(ii)	ensure the legality, validity and, subject to the Legal Reservations, enforceability or admissibility in evidence of any Finance Document; and

(iii)	enable it to own its property and assets and to carry on its business, trade and ordinary activities as currently conducted,

except to the extent failure to obtain or comply with those Authorisations could not reasonably be expected to have a Material Adverse Effect.

23.2	Compliance with laws

Each Obligor shall comply in all respects with all laws, rules, regulations and orders to which it may be subject if failure so to comply would, or could reasonably be expected to have, a Material Adverse Effect.

23.3	Environmental compliance

(a)	Each Obligor shall (and the Parent shall ensure that each member of the Group shall):

(i)	comply with all Environmental Permits and all Environmental Laws to which it or its Subsidiaries may from time to time be subject;

(ii)	obtain and maintain and ensure compliance with any Environmental Permits;

(iii)	comply with all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity; and

(iv)	take all reasonable steps in anticipation of known or expected future changes to or obligations under Environmental Law or Environmental Permits,

where, in each case, failure to do so could reasonably be expected to have a Material Adverse Effect.

23.4	Environmental claims

Each Obligor shall (through the Obligors’ Agent) inform the Facility Agent in writing as soon as reasonably practicable upon obtaining knowledge of the same:

(a)	if any Environmental Claim has been commenced or (to an Obligor’s knowledge) is threatened against any member of the Group; or

(b)	of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where, in each case, the claim could reasonably be expected, if determined against that member of the Group, to have a Material Adverse Effect.

23.5	Pari Passu ranking

Each Obligor will, and will procure that each of its Subsidiaries will, ensure that its payment obligations under each of the Finance Documents rank and will at all times rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred solely by operation of law.

23.6	Insurances

(a)	Each Obligor will, and will procure that each of its Subsidiaries will, maintain insurances or procure the maintenance of insurances at its own expense in respect of all its assets and business of an insurable nature with reputable insurers of good standing. Such insurances must provide cover:

(i)	against all risks which are normally insured against by other companies owning, possessing or leasing similar assets and carrying on similar businesses and include, without limitation, cover against loss of profits, product liability, professional indemnity, pollution and public liability, but subject to any exclusions typical for insurances of this type; and

(ii)	in such amounts as would in the circumstances be prudent for such companies taking into account the size and nature of the business carried on, and the assets owned, by such companies and the jurisdiction in which such businesses are carried on and assets located.

(b)	Each Obligor will, and will procure that each of its Subsidiaries will:

(i)	supply to the Facility Agent on request copies of each policy for insurance required to be maintained in accordance with sub-paragraph (a) above together with the current premium receipts relating thereto;

(ii)	promptly notify the Facility Agent in writing of any material change to its insurance cover from time to time;

(iii)	promptly notify the Facility Agent in writing of any claim or notification under any of its insurance policies which is for, or is reasonably likely to result in a claim under such policy for, an amount in excess of £10,000,000 (or its equivalent in other currencies); and

(iv)	procure that the interest of the Security Trustee is noted on each policy of insurance required to be maintained in accordance with sub-paragraph (i) to the extent that such insurance is of a type on which it is possible to so note the interest of the Security Trustee.

23.7	Taxes

Each Obligor will, and will procure that each of its Subsidiaries will, pay within any applicable time limit all Taxes imposed by any agency of any state upon it or any of them or any of its or their assets, income or profits or any transactions undertaken or entered into by it or any of them save in the event of a bona fide dispute with regard to any Tax in respect of which proper provision has, if appropriate, been made in the accounts of the relevant member of the Group.

23.8	Merger

Except with the specific consent of the Majority Lenders, no Obligor will, and each Obligor will procure that none of its Subsidiaries will amalgamate, merge or consolidate with or into any other person or be the subject of any reconstruction provided that any Obligor (other than an Excluded Group Member) may effect an amalgamation, merger or consolidation with any of its Subsidiaries if following such amalgamation, merger or consolidation, all obligations of the merging entity under the Finance Documents shall be assumed by the surviving entity, and (except in circumstances where the Transaction Security has been released pursuant to Clause 26.7 (Release of Security otherwise than on a Disposal)) the shares in the surviving entity and its assets shall continue to be or shall become subject to security under the Security Documents, and the Parent shall ensure that the relevant Obligors or, as the case may be, the surviving entity shall take all reasonable steps necessary to maintain, create, perfect and register such security and shall deliver to the Security Trustee such evidence as the Security Trustee shall require of the due execution of any new Security Documents which may be executed by such Obligors or such surviving entity pursuant to this Clause 23.8 or, as the case may be, the continuing validity of the relevant existing Security Documents and of the assumption of such obligations, together with a legal opinion (if required) satisfactory to the Security Trustee.

23.9	Change of business

The Parent shall procure that no substantial change is made to the general nature of the business of the Parent, the other Obligors or the Group from that carried on at the date of this Agreement. Each Obligor shall do all things necessary to maintain in full force and effect when necessary all contracts or rights that are reasonably necessary or desirable for the conduct of the Business.

23.10 Acquisitions

No Obligor shall (and the Parent shall ensure that no other member of the Group shall) incorporate or acquire a company or acquire (or acquire an interest in) shares or securities or a business or undertaking other than:

(a)	Permitted Acquisitions;

(b)	any acquisition by a member of the Group as set out in the definition of Permitted Disposal;

(c)

the incorporation or acquisition by YH2 or any other Obligor that is a Subsidiary of YH2 of any wholly owned Subsidiary provided that (except in circumstances where the Transaction Security has been released pursuant to Clause 26.7 (Release of Security otherwise than on a Disposal)) (i) such shares shall be subject to first priority security in favour of the Security Trustee, (ii) such new wholly owned Subsidiary shall create first priority security over all or substantially all of its assets and undertaking pursuant to Security Documents in form and substance satisfactory to the Security Trustee and (iii) the relevant Obligor shall take all steps reasonably necessary to create, perfect and deliver to the Security Trustee such evidence as the Security Trustee may require of the due execution of the relevant Security Document together with legal opinions to the extent reasonably necessary in form and substance satisfactory to the Security Trustee;

(d)	the subscription by any member of the Group which is a creditor (the “Creditor”) under an Intercompany Loan Agreement for ordinary shares in any other member of the Group which is a debtor of such Creditor under an Intercompany Loan Agreement to the extent such subscription is funded entirely out of the proceeds of the repayment of such Intercompany Loan Agreement provided that (except in circumstances where the Transaction Security has been released pursuant to Clause 26.7 (Release of Security otherwise than on a Disposal)) such shares shall be subject to first priority Security in favour of the Security Trustee pursuant to a Security Document in form and substance reasonably satisfactory to the Security Trustee and the Creditor shall take all steps reasonably necessary to maintain, create, perfect and register such Security and shall deliver such evidence as the Security Trustee shall require of the due execution of any such Security Document together with legal opinions to the extent reasonably necessary in form and substance satisfactory to the Security Trustee;

(e)	the acquisition by the Parent of all the issued share capital in each of the SLP Partnership Companies at such times and in such manner as is contemplated in the Structure Paper in connection with the collapse of the Subordinated Loan Stock.

23.11 Joint	ventures

No Obligor shall (and the Parent shall ensure that no member of the Group shall):

(a)	acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(b)	transfer any assets or lend to or guarantee or indemnify or give Security for the obligations of a Joint Venture (or agree to transfer, lend, guarantee, indemnify or give Security for the obligations of a Joint Venture), other than, in each case, in relation to any Permitted Joint Venture.

23.12 Negative	pledge

No Obligor shall (and the Parent shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets other than a Permitted Security Interest.

23.13 Disposals

No Obligor will and each Obligor will procure that none of its Subsidiaries will, (whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time) sell, transfer, lease out, lend or otherwise dispose of any of its assets or all or any part of its undertaking or agree to do so except in connection with a Permitted Disposal.

23.14 Arm’s	length basis

(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Parent shall ensure no member of the Group shall) enter into any transaction with any person except on arm’s length terms.

(b)	The following transactions shall not be a breach of this Clause 23.14:

(i)	payment of Permitted Payments;

(ii)	intra-Group loans permitted under Clause 23.17 (Loans);

(iii)	disposals permitted by Clauses 23.13 (Disposals); and

(iv)	the acquisitions permitted by paragraph (e) of Clause 23.10 (Acquisitions).

23.15 Indebtedness

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, incur or agree to incur or permit to subsist any Financial Indebtedness other than Permitted Indebtedness.

23.16 Guarantees

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, grant or agree to grant or permit to subsist any guarantee other than:

(a)	guarantees, indemnities or performance bonds given (i) in the ordinary course of its trading activities or (ii) in relation to its occupation of leased properties or (iii) specifically in relation to the IPO;

(b)	guarantees contained in the Finance Documents and as permitted pursuant to Clause 23.29 (Issue of High Yield Notes and Discount High Yield Notes) and in accordance with the definition of Further High Yield Debt;

(c)	guarantees and indemnities given by members of the Group (other than Excluded Group Members) to facilitate the operation of accounts of other members of the Group (other than Excluded Group Members) with the same Approved Bank on a net balance basis with (or without) credit balance and debit balances on the various accounts being netted off; and

(d)	any guarantees, where the aggregate amount so guaranteed by all members of the Group at any time when aggregated with all Financial Indebtedness permitted to be outstanding pursuant to paragraph (i) of the definition of Permitted Indebtedness does not exceed the financial limit (or its equivalent in other currencies) set out in paragraph (i) of the definition of Permitted Indebtedness, as the same may be increased pursuant to the terms thereof.

23.17 Loans

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, make or agree to make or permit to be outstanding any loans or grant or agree to grant any credit other than:

(a)	trade credit given in the ordinary course of its trading activities;

(b)	loans and the granting of credit by Obligors to other Obligors which have (except in circumstances where the Transaction Security has been released pursuant to Clause 26.7 (Release of Security otherwise than on a Disposal)) entered into Security Documents over all or substantially all of their assets;

(c)	loans made pursuant to the Intercompany Loan Agreements;

(d)	loans made between members of the Group in order to enable the lawful payment of dividends;

(e)	loans to employees and directors of the Group, or to trustee(s) of any employee share option scheme for any member of the Group, provided that the maximum aggregate principal amount of all such loans shall not exceed £15,000,000 (or its equivalent in other currencies) at any time;

(f)	loans made pursuant to Further Intercompany Loan Agreements in relation to the on-lending of the proceeds of any Further Equity Contribution or any Further High Yield Debt;

(g)	cash deposits placed by members of the Group in accounts held with Approved Banks and/or Ancillary Lenders and which are (except in circumstances where the Transaction Security has been released pursuant to Clause 26.7 (Release of Security otherwise than on a Disposal)) the subject of security granted under the Security Documents or which do not exceed £25,000,000 (or its Equivalent in other currencies) in aggregate;

(h)	investments in Cash Equivalents which are (except in circumstances where the Transaction Security has been released pursuant to Clause 26.7 (Release of Security otherwise than on a Disposal)) the subject of security granted under the Security Documents, to the extent permitted by this Agreement;

(i)	loans and the granting of credit between wholly-owned Subsidiaries of the Parent neither of which is an Obligor or an Excluded Group Member;

(j)	loans and the granting of credit by members of the Group which are not Obligors or Excluded Group Members to Obligors which have (except in circumstances where the Transaction Security has been released pursuant to Clause 26.7 (Release of Security otherwise than on a Disposal)) entered into Security Documents over all or substantially all of their assets;

(k)	loans not otherwise permitted by paragraphs (a) to (j) above in an aggregate outstanding amount not exceeding at any time £15,000,000 (or its equivalent in other currencies) for the Group as a whole.

23.18 Syndication

Each Obligor shall provide reasonable assistance to the Arranger in the preparation of the Information Memorandum and the primary syndication of the Facility (including, without limitation, by using reasonable efforts to cause members of senior management of the Group to be available during regular business hours to answer questions about the Group and the Business from potential Lenders and for the purpose of making presentations to, or meeting, potential lending institutions) and will comply with all reasonable requests for information from potential syndicate members prior to the Syndication Date.

23.19 Compliance	with ERISA

No Obligor shall:

(a)	allow, or permit any of its ERISA Affiliates to allow, (i) any Employee Plan with respect to which any US Group Company or any of its ERISA Affiliates may have any liability to terminate, (ii) any US Group Company or ERISA Affiliates to withdraw from any Employee Plan or Multiemployer Plan, (iii) any ERISA Event to occur with respect to any Employee Plan, or (iv) any Accumulated Funding Deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, to exist involving any of its Employee Plans; to the extent that any of the events described in (i), (ii), (iii) or (iv), singly or in the aggregate, is reasonably likely to have a Material Adverse Effect;

(b)	allow, or permit any of its ERISA Affiliates to allow, (i) an Unfunded Pension Liability (taking into account only Employee Plans with positive Unfunded Pension Liability) or (ii) any potential withdrawal liability under Section 4201 of ERISA, if the Parent and its ERISA Affiliates were to completely or partially withdraw from all Multiemployer Plans or if in either case under (i) or (ii) it would be reasonably likely to have a Material Adverse Effect; or

(c)	fail, or permit any of its ERISA Affiliates to fail, to comply in any material respect with ERISA or the related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

23.20 Pension	Schemes

Each Obligor will, and will procure that each of its Subsidiaries will, if requested by the Facility Agent, deliver to the Facility Agent at such time as those reports are prepared in order to comply with then current statutory or auditing requirements, actuarial reports in relation to the pension schemes for the time being operated by members of the Group, and will ensure that all such pension schemes are fully funded to the extent required by law based on reasonable actuarial assumptions applicable in the jurisdiction in which the relevant pension scheme is maintained.

23.21 Intellectual	Property

Each Obligor will and each Obligor will procure that each of its Subsidiaries will:

(a)	observe and comply with all obligations and laws to which it in its capacity as registered proprietor, beneficial owner, user, licensor or licenses of the Material Intellectual Property or any part thereof is subject where failure to do so would have or could be reasonably expected to have a Material Adverse Effect;

(b)	do all acts as are necessary to maintain, register, protect and safeguard the Material Intellectual Property or any part thereof or any right of any such Obligor under the Material Intellectual Property where failure to do so would have or could be reasonably expected to have a Material Adverse Effect and not discontinue the use of any of such Intellectual Property nor allow it to be used in such a way that it is put at risk by becoming generic or by being identified as disreputable if in each case to do so would have or could be reasonably expected to have a Material Adverse Effect; and

(c)	not assign, sever, licence, dispose of or otherwise part with Material Intellectual Property other than to the extent permitted pursuant to Clause 23.13 (Disposals) or the granting of a licence to any person to use the same, but only in each case if to do so would not have or could not be reasonably expected to have a Material Adverse Effect.

23.22 Hedging	Strategy

The Parent shall procure that each Borrower shall comply with a hedging strategy to be agreed between the Parent and the Arranger within 60 days following the Closing Date.

23.23 Cash	Equivalent

No Obligor shall, and each Obligor shall procure that none of its Subsidiaries shall, acquire Cash Equivalents other than for treasury management purposes.

23.24 Guarantor	Group

The Parent shall ensure that, at all times, the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA), gross tangible assets and turnover of the Guarantors (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) exceeds 80% of the Consolidated EBITDA, gross tangible consolidated assets and consolidated turnover of the Group (respectively).

23.25 No	Restriction on Payment of Dividends and other amounts

The Parent (and each other member of the Group in order to facilitate the payment of dividends by the Parent) may declare or pay, directly or indirectly, any dividends or make any other distribution or pay any interest or other amounts, including without limitation under Further Intercompany Loan Agreements and/or by making payments under the Intercompany Loan Agreements, whether in cash or otherwise, or on or in respect of its share capital or any class of its share capital or set apart any sum for any such purpose provided that such payment is permitted under the terms of the High Yield Notes and the Discount High Yield Notes.

23.26 Structural	Subordination

Notwithstanding any other provision of the Finance Documents, no Obligor will, and each Obligor will procure that none of its Subsidiaries will:

(a)	pay any interest or other amount to any Excluded Group Member under or in connection with any loan received from any Excluded Group Member, or pay any amount to or transfer monies to any Excluded Group Member other than (i) to facilitate the payment of dividends permitted by Clause 23.25 (No Restriction on Payment of Dividends and other amounts), (ii) to facilitate the payment of actual out-of-pocket costs and expenses and any tax liabilities that are or may be incurred by the Excluded Group Members and (iii) to facilitate the payment of (1) scheduled interest payments to be made in respect of the High Yield Debt, Discount High Yield Debt and/or Further High Yield Debt and (2) payments of principal in respect of the High Yield Debt and Discount High Yield Debt but only to the extent that such payments are required to redeem up to 35% of the High Yield Notes and the Discount High Yield Notes for which a notice of redemption was delivered on or about the date of Completion (a copy of a draft of which notice was delivered to the Facility Agent pursuant to sub-paragraph (h) (i) of paragraph 4 of Part I of Schedule 2 (Conditions Precedent));

(b)	sell, transfer, lease out, lend or otherwise dispose of any asset to any Excluded Group Member; or

(c)	grant any guarantee or enter into any participation or purchase arrangements in relation to any obligation of any Excluded Group Member other than (A) the guarantee from the Subordinated Guarantor in respect of the obligations of the Issuer under the Further High Yield Debt or (B) to the extent permitted under the Finance Documents, or commit to any person to enter into any agreement under which it has any obligation to do any of the foregoing, except as permitted in accordance with the Finance Documents.

23.27 Holding	Companies

Notwithstanding any other provision of this Agreement or the other Finance Documents, the Parent shall and the Parent shall procure that the Issuer shall:

(a)	carry on business solely as an investment holding company of the Group and as finance companies of the Group, and shall not carry on any other business other than the holding of shares in their respective Subsidiaries, the entry into the Finance Documents and the making of loans pursuant to the terms of the Intercompany Loan Agreements and, in the case of the Parent, the incurrence of indebtedness evidenced by the Subordinated Loan Stock;

(b)

not own any assets other than shares in its Subsidiaries (provided that the Parent shall not own directly shares in any of its Subsidiaries other than the Issuer and, following the consummation of the acquisition contemplated by paragraph (e) of Clause 23.10 (Acquisitions), the SLP Partnership Companies, and the Issuer shall not own directly shares in any of its Subsidiaries other than the Subordinated Guarantor) and loans made by it pursuant to the Intercompany

Loan Agreements and monies received by it thereunder and permitted to be received by it under the terms of the High Yield Notes and the Discount High Yield Notes;

(c)	not incur or agree to incur or permit to subsist any Financial Indebtedness or grant or agree to grant or permit to subsist any Security Interest other than in each case as otherwise permitted by this Agreement; and

(d)	not make any loans to any person other than pursuant to the Intercompany Loan Agreements.

23.28	Redemption or Purchase of High Yield Notes/Discount High Yield Notes/Further High Yield Debt/Subordinated Loan Stock

No Obligor will, and each Obligor will procure that none of its Subsidiaries will:

(a)	repay, redeem, prepay (by defeasance or otherwise) or otherwise retire the principal amount of the High Yield Notes, the Discount High Yield Notes, any Further High Yield Debt or any Subordinated Loan Stock;

(b)	purchase, repurchase, acquire or agree to acquire (or procure any other person to acquire on its account) all or any part of the High Yield Notes, the Discount High Yield Notes, any Further High Yield Debt or any Subordinated Loan Stock

except (in relation to the High Yield Notes, the Discount High Yield Notes and any Further High Yield Debt):

(i)	each Obligor may repay any Intercompany Loan Agreements and any Further Intercompany Loan Agreements but only to the extent required to effect the redemption of up to 35% of the High Yield Notes and the Discount High Yield Notes for which a notice of redemption was delivered on or about the date of Completion (a copy of a draft of which notice was delivered to the Facility Agent pursuant to sub-paragraph (h) (i) of paragraph 4 of Part I of Schedule 2 (Conditions Precedent)); and

(ii)	as permitted in accordance with the Finance Documents and (in relation to any Subordinated Loan Stock) as set out in the Structure Paper.

23.29 Issue	of High Yield Notes and Discount High Yield Notes

It is agreed that the Issuer may issue Further High Yield Debt provided that the Parent shall procure that the Issuer shall use the proceeds thereof to prepay all of the amounts owing and outstanding under or pursuant to the High Yield Notes and the Discount High Yield Notes.

23.30 Leasing	Arrangements

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into or permit to subsist any finance lease, hire purchase, conditional sale agreement or other agreement for the acquisition of any asset upon deferred payment terms provided that members of the Group (other than Excluded Group Members) may enter into or permit to subsist such finance leases or other agreements in connection with the acquisition of equipment and other items required for the Business and provided further that the aggregate of the capital element of all rentals at any time outstanding under all such finance leases and agreements (determined in accordance with the Accounting Principles) does not exceed £35,000,000 (or its Equivalent in other currencies) in aggregate for all members of the Group.

23.31 Access

While a Default (or where the Facility Agent reasonably suspects a Default) is continuing each Obligor shall (and the Parent shall ensure that each member of the Group shall) permit the Facility Agent and/or the Security Trustee and/or accountants or other professional advisers and contractors of the Facility Agent or Security Trustee free access during regular business hours and on reasonable notice at the cost of the Parent to (a) inspect and take copies and extracts from the books, accounts and records of each member of the Group and (b) view the assets which are the subject of the Transaction Security and the premises of each member of the Group.

23.32 Further	assurance

(a)	Until such time at which the Transaction Security is released pursuant to the provisions of Clause 26.7 (Release of Security otherwise than on a Disposal) each Obligor shall (and the Parent shall procure that each member of the Group shall) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Trustee may reasonably specify (and in such form as the Security Trustee may reasonably require in favour of the Security Trustee or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights powers and remedies of the Security Trustee or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Trustee or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each Obligor shall (and the Parent shall procure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Trustee or the Finance Parties by or pursuant to the Finance Documents.

23.33 Conditions	Subsequent

The Parent shall procure that, as soon as reasonably practicable and, in any event, within 60 days of the Closing Date, all of the Existing Security shall be released and all of the Security Documents (together with any ancillary documents in relation thereto) to be executed by the Original Obligors shall be duly executed and delivered to the Facility Agent.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clauses 24.1 (Non-Payment) to 24.18 (Listing) is an Event of Default.

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three days of its due date.

24.2	Breach of certain obligations

(a)	Any requirement of Clause 22 (Financial covenants) is not satisfied.

(b)	An Obligor does not comply with any of the provisions of this Agreement in Clause 23.5 (Pari passu ranking), Clause 23.8 (Merger), Clause 23.12 (Negative pledge), Clause 23.13 (Disposals), Clause 23.10 (Acquisitions), Clause 23.28 (Redemption of the High Yield Bonds) and Clause 23.33 (Conditions Subsequent).

24.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Breach of certain obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of the Facility Agent giving notice to the Obligors’ Agent or the Parent or the relevant Obligor or the Obligors’ Agent or the Parent or any Obligor becoming aware of the relevant matter.

24.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or in any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made unless (except in the case of Clause 20.29 (Material Adverse Change) the circumstances giving rise to that default are capable of remedy and are remedied within 20 Business Days of the earlier of the Facility Agent giving notice to the Obligors’ Agent or the Parent or the relevant Obligor or the Obligors’ Agent or the Parent or any Obligor becoming aware of the relevant matter.

24.5	Invalidity and Unlawfulness:

(a)	Any provision of any Finance Document is or becomes invalid or (subject to Legal Reservations) unenforceable for any reason or shall be repudiated or the validity or enforceability of any provision of any Finance Document shall at any time be contested by any party thereto (other than a Finance Party).

(b)	At any time it is or becomes unlawful for any Obligor to perform any of its obligations under any of the Finance Documents in circumstances or to an extent which the Majority Lenders consider to be materially prejudicial to the interests of any Finance Party under the Finance Documents.

(c)	At any time any act, condition or thing required to be done, fulfilled or performed in order (A) to enable any Obligor lawfully to enter into, exercise its rights under or perform the obligations expressed to be assumed by it under any of the Finance Documents to which it is party, (B) to ensure that the obligations expressed to be assumed by any Obligor under any Finance Document to which it is party are legal, valid and binding, (C) to make each Finance Document admissible in evidence in the English courts and (D) to create the security constituted by the Security Documents to which any Obligor is party, is not done, fulfilled or performed.

(d)	No Event of Default under any of paragraphs (a), (b) or (c) above will occur if the relevant default is capable of remedy and is remedied within 20 Business Days of the earlier of the Facility Agent giving notice to the Parent or the relevant Obligor or the Parent or any Obligor becoming aware of the relevant matter.

24.6	Cross default

(a)	Any Financial Indebtedness (other than Financial Indebtedness between members of the Group) of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness (other than Financial Indebtedness between members of the Group) of any member of the Group is declared to be or otherwise becomes due and payable (or capable of being due and payable) prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness (other than Financial Indebtedness between members of the Group) of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness (other than Financial Indebtedness between members of the Group) of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 24.6 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than £15,000,000 (or its equivalent in any other currency or currencies).

24.7	Insolvency

(a)	Any Obligor or any other Material Group Company is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness in excess of £15,000,000 in aggregate principal amount, other than, subject to any conditions imposed in connection with such discussions, in furtherance of discussions in which the Lenders are (or any duly appointed representative thereof is) actively participating.

(b)	The value of the assets of any Obligor or any other Material Group Company is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or any other Material Group Company.

24.8	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken by any Obligor or any other Material Group Company in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of such Obligor or other Material Group Company;

(ii)	a composition, compromise, assignment or arrangement with any creditor of such Obligor or other Material Group Company;

(iii)	the appointment of a provisional liquidator, a liquidator, receiver, receiver or manager, administrative receiver, administrator, compulsory or interim manager or other similar officer in respect of such Obligor or other Material Group Company or any of its assets; or

(iv)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to:

(i)	any procedure or step in relation to a Dormant Company;

(ii)

any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 20 Business Days of being presented or any other winding-up petition which is contested on bona fide grounds and discharged by the date which is the earlier to occur of (A) 60 Business

Days of being presented and (B) 20 Business Days prior to its hearing date;

(iii)	the proposed solvent liquidation of YS described in paragraph (h) of the definition of Permitted Disposal; or

(iv)	a solvent reorganisation previously approved in writing by the Facility Agent (acting on the instructions of the Majority Lenders).

24.9	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Obligor or any other Material Group Company and is not discharged within 20 Business Days.

24.10 Repudiation

An Obligor repudiates a Finance Document or any of the Transaction Security or evidences an intention to repudiate a Finance Document or any Transaction Security.

24.11 Transaction	Security

(a)	Until such time as the Transaction Security is released pursuant to Clause 26.7 (Release of Security otherwise than on a Disposal), any Obligor (or any other relevant party) fails to perform or comply with any of the obligations assumed by it in the Security Documents provided that no Event of Default shall occur under this paragraph (a) if the failure to perform or comply is capable of remedy and is remedied within 5 Business Days (or such later date as may be agreed by the Facility Agent) of the earlier of the Facility Agent giving notice to the Parent, the Obligors’ Agent or the relevant Obligor, or the Parent, the Obligors’ Agent or the Relevant Obligor becoming aware of the relevant matter.

(b)	At any time (subject to Legal Reservations) any of the Transaction Security is or becomes unlawful or is not, or ceases to be legal, valid, binding or enforceable or otherwise ceases to be effective.

24.12 Cessation	of business

Any Obligor or any other Material Group Company ceases (or threatens to cease) to carry on all or a substantial part of its business (other than transfers from a Material Group Company which is not an Obligor to an Obligor).

24.13 Security	Enforceable

Any guarantee or Security granted by a member or members of the Group securing Financial Indebtedness in aggregate in excess of £15,000,000 (or its equivalent in other currencies) becomes enforceable (whether or not steps are taken to enforce the same).

24.14 Compulsory	Acquisition

All or a substantial part of the assets of an Obligor or a Material Group Company are seized, nationalised, expropriated or compulsorily acquired by, or by the order of, any agency of any state.

24.15 Litigation

Any litigation, arbitration, or administrative or regulatory proceeding is commenced by or against a member of the Group (other than a proceeding which is frivolous or vexatious or which has been filed for the purpose of harassment) which, if adversely determined (whether by itself or together with any related claims), could reasonably be expected to have a Material Adverse Effect.

24.16 Auditor’s	Qualification

The Auditors qualify their report on the audited consolidated financial statements of the Parent in any manner which is, in the reasonable opinion of the Majority Lenders, materially adverse in the context of the Finance Documents.

24.17 ERISA	Events of Default:

(a)	Any ERISA Event shall have occurred and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Obligors and the ERISA Affiliates related to such ERISA Event) exceeds £15,000,000 (or its equivalent in other currencies).

(b)	Any Obligor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Obligors and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds £15,000,000 (or its equivalent in other currencies) or requires payments exceeding £3,000,000 (or its equivalent in other currencies) per annum.

(c)	Any Obligor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganisation or is being terminated, within the meaning of title IV of ERISA, and as a result of such reorganisation or termination the aggregate annual contributions of the Obligors and the ERISA Affiliates to all Multiemployer Plans that are then in reorganisation or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganisation or termination occurs by an amount exceeding £3,000,000 (or its equivalent in other currencies).

24.18 Listing

The Parent ceases to be listed on any recognised exchange in the United Kingdom or the United States of America.

24.19 Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Obligors’ Agent:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled and any fees payable under the Finance Documents in connection with those Commitments shall be immediately due and payable; and/or

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand; and/or

(d)	exercise or direct the Security Trustee to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9

CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

Subject to this Clause 25, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights and benefits; or

(b)	transfer by novation any of its rights, benefits and obligations,

to another bank or financial institution (the “New Lender”).

25.2	Conditions of assignment or transfer

(a)	The consent of the Parent is required for an assignment or transfer by a Lender, unless:

(i)	an Event of Default has occurred and is continuing; or

(ii)	the assignment or transfer is to another Lender or an Affiliate of a Lender; or

(iii)	the assignment or transfer is made in connection with syndication of the Facilities prior to the Syndication Date.

(b)	The consent of the Parent to an assignment or transfer must not be unreasonably withheld or delayed.

(c)	Any assignment or transfer by an Existing Lender of all or any part of its Facility A1 Commitment, its Facility A2 Commitment or its Revolving Commitment must, if the assignment or transfer is only of part, be in a minimum aggregate amount of £10,000,000 (in relation to its Facility A1 Commitment or its Revolving Commitment) and $10,000,000 (in relation to its Facility A2 Commitment) or, (in each case) if less, the entire amount of the Existing Lender’s Commitment in the relevant Facility.

(d)	An assignment will only be effective on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender.

(e)	A transfer will only be effective on receipt by the Facility Agent if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights, benefits or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date on which the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or the Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs), then the New Lender or the Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

25.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of £1,250 except no such fee shall be payable in connection with an assignment or transfer to a New Lender upon primary syndication of the Facilities prior to the Syndication Date.

25.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights, benefits and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights and benefits against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Facility Agent, the Arranger, the Security Trustee, the New Lender, the other Lenders and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arranger, the Security Trustee and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a “Lender”.

25.6	Sub-participation

Nothing in this Agreement shall restrict the ability of a Lender to sub-participate any or all of its rights obligations hereunder provided that (except for any sub-participation arrangement entered into by a Lender with another Lender or an Affiliate of a Lender or any other sub-participation arrangement entered into after, or subsisting at the time of, the occurrence of an Event of Default which is continuing (i) such Lender’s obligations under this Agreement (including its Commitments) shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) the Obligors, the Facility Agent, the Arranger, the Security Trustee and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and (iv) no participant under any such sub-participation shall have any right to approve any amendment or waiver of any provision of any Finance Document, or any consent to any departure by the Obligors therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, or any fees or other amounts payable hereunder, in each case to the extent subject to such sub-participation or postpone any date fixed for any payment of principal of, or interest on, or any fees or other amounts payable hereunder, in each case to the extent subject to such sub-participation.

25.7	Disclosure of information

(a)	Any Lender may disclose to any of its Affiliates and any other person:

(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; and

(b)	any Finance Party may disclose to a rating agency,

any information about any Obligor, the Group and the Finance Documents as that Lender or, as the case may be, that Finance Party shall consider appropriate but only, in relation to paragraphs (a)(i) and (a)(ii) above, if the person to whom such information is disclosed has entered into a Confidentiality Undertaking.

26.	CHANGES TO THE OBLIGORS AND RELEASE OF SECURITY

26.1	Assignment and Transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the prior consent of the Facility Agent (acting on the instructions of all the Lenders).

26.2	Additional Borrowers

(a)	The Parent may request that any of its wholly owned Subsidiaries which is not a Dormant Subsidiary becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	the Majority Lenders approve the addition of that Subsidiary;

(ii)	the Obligors’ Agent delivers to the Facility Agent a duly completed and executed Accession Letter;

(iii)	the Obligors’ Agent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)	the Facility Agent has received all of the documents and other evidence listed in Part II (Conditions Precedent Required to be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent) and in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent shall notify the Parent, the Obligors’ Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II (Conditions Precedent Required to be Delivered by an Additional Obligor) and, if applicable, Part III (Security Documents) of Schedule 2 (Conditions Precedent).

26.3	Resignation of an Obligor

In this Clause 26.3 and Clause 26.6 (Resignation and Release of Security on Disposal), “Third Party Disposal” means the disposal of an Obligor to a person which is not a member of the Group where that disposal is permitted under Clause 23.13 (Disposals) (and the Parent has confirmed that this is the case).

(a)	The Parent may request that an Obligor (other than the Parent or the Obligors’ Agent) ceases to be a Borrower or, as the case may be, a Guarantor by delivering a Resignation Letter to the Facility Agent if:

(i)	that Obligor is the subject of a Third Party Disposal;

(ii)	any guarantee and Transaction Security provided by that Obligor are not otherwise effected by the resignation; or

(iii)	all the Lenders have consented to the resignation of the Obligor.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Obligors’ Agent and the Lenders of its acceptance if:

(i)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter; and

(ii)	where the Obligor is:

(A)	a Borrower, it is under no actual or contingent obligations as a Borrower under any Finance Documents; or

(B)	a Guarantor, no payment is due from a Guarantor under Clause 19.1 (Guarantee and Indemnity); or

(iii)	where such Obligor is both a Borrower and a Guarantor the Parent has confirmed that either:

(A)	such Obligor is subject to a Third Party Disposal and its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect and the amount guaranteed by it as a Guarantor is not decreased; or

(B)	each of the conditions set out in paragraphs (b)(ii) apply.

(c)	Subject to paragraph (d) below, upon notification by the Facility Agent to the Obligors’ Agent of its acceptance of the resignation of a Borrower or a Guarantor, that company shall cease to be a Borrower or a Guarantor and shall have no further rights or obligations under the Finance Documents as a Borrower or a Guarantor.

(d)	The resignation of an Obligor which is the subject of a Third Party Disposal shall not be effective until the date of that disposal whereupon that company shall cease to be an Obligor and shall have no further rights or obligations under the Finance Documents as an Obligor.

(e)	The Facility Agent may, at the cost and expense of the Parent, require a legal opinion from counsel to the Facility Agent confirming the matters set out in paragraphs (b)(ii), (iii) and (iv) above and the Facility Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion.

26.4	Additional Guarantors

(a)	The Parent may request that any of its wholly owned Subsidiaries become an Additional Guarantor.

(b)	The Parent shall ensure that each member of the Group which becomes an Additional Borrower in accordance with the provisions of Clause 26.2 (Additional Borrowers) as an Additional Obligor shall become an Additional Guarantor and (except to the extent that the Transaction Security has been released pursuant to Clause 26.7 (Release of Security otherwise than on a Disposal) shall execute and deliver the Security Documents required by the Facility Agent on the date such member of the Group becomes an Additional Borrower unless legal counsel to the Facility Agent has confirmed that there is a provision of law prohibiting such member of the Group from becoming an Additional Guarantor and there are no applicable exemptions or exceptions to that prohibition which would permit such member to become an Additional Guarantor.

(c)	The Parent shall ensure that, if at any time, it is in breach of its obligations under Clause 23.24 (Guarantor Group), such other members of the Group which are Material Group Companies shall become Additional Guarantors and grant such Security as the Facility Agent may require in a number sufficient to ensure compliance with the provisions of Clause 23.24 (Guarantor Group) unless legal counsel to the Facility Agent has confirmed there is a provision of law prohibiting such member of the Group becoming an Additional Guarantor and there are no applicable exemptions or exceptions to that prohibition which would permit such member to become an Additional Guarantor. The Parent shall procure that the Group uses reasonable endeavours to overcome that prohibition.

(d)	A member of the Group shall become an Additional Guarantor if:

(i)	the Obligors’ Agent delivers to the Facility Agent a duly completed and executed Accession Letter; and

(ii)	the Facility Agent has received all of the documents and other evidence listed in Part II (Conditions Precedent Required to be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

(e)	The Facility Agent shall notify the Obligors’ Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II (Conditions Precedent Required to be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent).

(f)	The Facility Agent may (but shall not be obliged to) agree a limit on the amount of the liability of the potential Additional Guarantor or other changes to the Finance Documents which in the opinion of the Facility Agent, based on the advice of its legal counsel, are necessary to overcome a prohibition referred to in paragraph (c) above or a risk that a guarantee by the potential Additional Guarantor will not be legal, valid, binding, enforceable and effective. The cost of the advice of legal counsel obtained pursuant to this paragraph (f) shall be for the account of the Parent.

26.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Additional Obligor that the representations and warranties referred to in paragraph (d) of Clause 20.30 (Times on which representations are made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

26.6	Resignation and Release of Security on Disposal

If an Obligor is or is proposed to be the subject of a Third Party Disposal under Clause 23.13 (Disposals):

(a)	where that Obligor created Transaction Security over any of its assets or business in favour of the Security Trustee, or Transaction Security in favour of the Security Trustee was created over the shares (or equivalent) of that Obligor, the Security Trustee may, at the cost and request of the Parent, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation;

(b)	the resignation of that Obligor and related release of Transaction Security referred to in paragraph (a) above shall not become effective until the date of that Third Party Disposal; and

(c)	if the Third Party Disposal of that Obligor is not made, the Resignation Letter of that Obligor and the related release of Transaction Security referred to in paragraph (a) above shall have no effect and the obligations of the Obligor and the Transaction Security created or intended to be created by or over that Obligor shall continue in full force and effect.

26.7	Release of Security otherwise than on a Disposal

(a)	If, at any time,:

(i)	the Leverage Ratio is less than or equal to 3.50:1; and

(ii)	the Parent has achieved external credit ratings of a minimum of BBB- from S&P and Baa3 from Moody’s (with, in each case, a stable outlook or better),

(iii)	the Parent shall be entitled to request that all of the Transaction Security be released and shall notify the Facility Agent in writing confirming that it has complied with the relevant conditions.

(b)	Following receipt of the notification described in paragraph (a) above, the Facility Agent shall notify each of the other Secured Parties that a request has been made by the Parent and subject to no Event of Default having occurred which is continuing at the time of the proposed release, the Transaction Security shall be released on the next subsequent test date for the Leverage Ratio set out in Clause 22.2(c) (Debt Cover) provided that, on such test date, the Leverage Ratio continues to be less than or equal to 3.50:1.

SECTION 10

THE FINANCE PARTIES

27.	PARALLEL DEBT

27.1	Covenant to Pay

YS acknowledges to the Security Trustee the liability of YS in respect of the Finance Documents. YS hereby covenants and undertakes to the Security Trustee that it shall duly and punctually pay and discharge all moneys and liabilities whatsoever arising from the Finance Documents and which from time to time are or become owing, due or payable by it and whether or not the same are owing due or payable as at the date of this Agreement or become owing, due or payable after the date hereof:

(a)	to or to the order of the Security Trustee and any Receiver under, pursuant to or in connection with this Agreement or the other Finance Documents; and

(b)	to each of the other Secured Parties pursuant to and in accordance with each respective Finance Documents.

27.2	Parallel Debt

YS hereby irrevocably and unconditionally undertakes to pay the Security Trustee amounts equal to any amounts owing by it to the Secured Parties under the Finance Documents as and when the same fall due for payment thereunder and whether or not any such obligations have arisen as at the date of this Agreement or arise after the date hereof, so that the Security Trustee shall be the obligee of such covenant to pay and shall be entitled to claim performance thereof in its own name and not only as agent or trustee acting on behalf of the Secured Parties.

27.3	YS and the Security Trustee acknowledge that for this purpose, such monetary obligations of YS to the Security Trustee are several and are separate and independent from, and without prejudice to, the identical obligations which each Obligor has to the Secured Parties under the Finance Documents.

27.4	To this end and without prejudice to the foregoing, it is agreed that (i) the amounts due and payable by YS under this Clause 27 (the “Parallel Debt”) shall be decreased to the extent that YS satisfies its obligations under the Finance Documents and vice versa and (ii) the Parallel Debt shall not exceed the aggregate of the corresponding obligations which YS has to the Secured Parties under the Finance Documents at any time. Nothing in this Clause 27 shall in any way negate, affect or increase the obligations which YS or any other Obligor has to the Secured Parties under the Finance Documents.

27.5	For the purpose of this Clause 27 only, the Security Trustee acts in its own name and on behalf of itself and not as agent, representative or trustee of any other party hereto. Any Security granted to the Security Trustee to secure the Parallel Debt is granted to the Security Trustee in its capacity as creditor of the Parallel Debt. The Security Trustee shall apply any amounts received by it pursuant to this Clause in accordance with this Agreement.

28.	DECLARATION OF TRUST

The Security Trustee, by execution and delivery hereof, acknowledges that, without prejudice to the terms of Clause 27 (Parallel Debt), it shall hold all amounts it receives as a result of the enforcement of the rights created pursuant to Clause 27 (Parallel Debt), on trust for the benefit of all present and future Secured Parties on and subject to the terms and conditions contained in this Agreement.

29.	ROLE OF THE FACILITY AGENT, THE ARRANGER AND OTHERS

29.1	Appointment of the Facility Agent

(a)	Each of the Arranger and the Lenders appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arranger and the Lenders authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Duties of the Facility Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Arranger or the Security Trustee) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

29.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

29.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent and/or the Arranger as a trustee or fiduciary of any other person.

(b)	The Facility Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.5	Business with the Group

The Facility Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.6	Rights and discretions

(a)	The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Obligors’ Agent (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents. The Facility Agent shall not be liable for the negligence or misconduct of such agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent or the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

29.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent shall (a) act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Facility Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Trustee.

(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

29.8	Responsibility for documentation

None of the Facility Agent, the Arranger or the Security Trustee:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arranger, the Security Trustee, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum or the transactions contemplated in the Finance Documents; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

29.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, none of the Facility Agent or the Security Trustee will be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its bad faith, gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent or the Security Trustee (as applicable)) may take any proceedings against any officer, employee or agent of the Facility Agent or the Security Trustee, in respect of any claim it might have against the Facility Agent or the Security Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent or the Security Trustee may rely on this Clause subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	The Security Trustee will not be liable for any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents or the Transaction Security or otherwise, whether in accordance with an instruction from the Facility Agent or otherwise;

(e)	The Security Trustee will not be liable for (i) the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, or in connection with the Finance Documents or the Transaction Security or (ii) any shortfall which arises on the enforcement of the Transaction Security.

29.10 Lenders’	indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s bad faith, gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

29.11 Resignation	of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Parent.

(b)	Alternatively the Facility Agent may resign by giving notice to the Lenders and the Obligors’ Agent, in which case the Majority Lenders may appoint a successor Facility Agent (such successor being a reputable and experienced bank or other financial institution with an office in London) with the consent of the Obligors’ Agent (such consent not to be unreasonably withheld or delayed and such consent not being required in circumstances where an Event of Default has occurred and is continuing).

(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Obligors’ Agent) may appoint a successor Facility Agent (such successor being a reputable and experienced bank or other financial institution with office in London).

(d)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor and at such time as all necessary deeds and documents have been entered into in order to substitute its successor as Facility Agent.

(f)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29.11. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Obligors’ Agent, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

29.12	Confidentiality

(a)	In acting as agent for the Finance Parties the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arranger are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

29.13	Relationship with the Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

(c)

Each Secured Party shall supply the Facility Agent with any information that the Security Trustee may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Trustee to perform its functions as Security Trustee. Each Lender shall deal with the Security Trustee exclusively through the Facility Agent and shall not deal directly with the Security Trustee.

29.14	Credit appraisal by the Secured Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Facility Agent, the Arranger and the Security Trustee that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Facility Agent, the Security Trustee, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

29.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall with the consent of the Obligors’ Agent (such consent not to be unreasonably withheld or delayed) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.16	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.17	Reliance and Engagement Letters

Each Finance Party and each Secured Party confirms that each of the Arranger and the Facility Agent has authority to accept on its behalf the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

29.18	Accession of Ancillary Lenders and Hedging Lenders

Each of the Parties acknowledges that, following the execution of an Accession Letter by an Ancillary Lender or, as the case may be, a Hedging Lender, such Ancillary Lender or such Hedging Lender shall become a Secured Party for the purposes of the Finance Documents.

30.	ROLE OF SECURITY TRUSTEE

30.1	Trust

The Security Trustee declares that it shall hold the Transaction Security on trust for the Secured Parties on the terms contained in this Agreement. Each of the parties to this Agreement agrees that the Security Trustee shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Security Documents (and no others shall be implied).

30.2	No Independent Power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security Trustee.

30.3	Security Trustee’s Instructions

The Security Trustee shall:

(a)	unless a contrary indication appears in a Finance Document, act in accordance with any instructions given to it by the Facility Agent and shall be entitled to assume that (i) any instructions received by it from the Facility Agent are duly given by or on behalf of the Majority Lenders or, as the case may be, the Lenders in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation that any instructions or directions given by the Facility Agent have not been revoked;

(b)	be entitled to request instructions, or clarification of any direction, from the Facility Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Security Trustee may refrain from acting unless and until those instructions or clarification are received by it; and

(c)	be entitled to, carry out all dealings with the Lenders through the Facility Agent and may give to the Facility Agent any notice or other communication required to be given by the Security Trustee to the Lenders.

30.4	Security Trustee’s Actions

Subject to the provisions of this Clause 30:

(a)	the Security Trustee may, in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents which in its absolute discretion it considers to be for the protection and benefit of all the Secured Parties; and

(b)	at any time after receipt by the Security Trustee of notice from the Facility Agent directing the Security Trustee to exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents, the Security Trustee may, and shall if so directed by the Facility Agent, take any action as in its sole discretion it thinks fit to enforce the Transaction Security.

30.5	Security Trustee’s Discretions

(a)	The Security Trustee may assume (unless it has received actual notice to the contrary in its capacity as Security Trustee for the Secured Parties) that:

(i)	no Default has occurred and no Obligor is in breach of or default under its obligations under any of the Finance Documents; and

(ii)	any right, power, authority or discretion vested in any person has not been exercised.

(b)	The Security Trustee may, if it receives any instructions or directions from the Facility Agent to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied.

(c)	The Security Trustee may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts (whether obtained by the Security Trustee or by any other Secured Party).

(d)	The Security Trustee may rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party or an Obligor, upon a certificate signed by or on behalf of that person.

(e)	The Security Trustee may refrain from acting in accordance with the instructions of the Facility Agent or Lenders (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing such action or proceedings.

30.6	Security Trustee’s Obligations

The Security Trustee shall promptly inform the Facility Agent of:

(a)	the contents of any notice or document received by it in its capacity as Security Trustee from any Obligor under any Finance Document; and

(b)	the occurrence of any Default of which the Security Trustee has received notice from any other party to this Agreement.

30.7	Excluded Obligations

The Security Trustee shall not:

(a)	be bound to enquire as to the occurrence or otherwise of any Default or the performance, default or any breach by an Obligor of its obligations under any of the Finance Documents;

(b)	be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account;

(c)	be bound to disclose to any other person (including any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(d)	be under any obligations other than those which are specifically provided for in the Finance Documents; or

(e)	have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, any Obligor.

30.8	No responsibility to perfect Transaction Security Trustee

The Security Trustee shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

(d)	take, or to require any of the Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Security Documents.

30.9	Insurance by Security Trustee

(a)

The Security Trustee shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security Trustee shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)	Where the Security Trustee is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by the insurers or any other information of any kind, unless any Secured Party has requested it to do so in writing and the Security Trustee has failed to do so within fourteen days after receipt of that request.

30.10	Custodians and Nominees

The Security Trustee may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Trustee may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Trustee shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

30.11	Acceptance of Title

The Security Trustee shall be entitled to accept without enquiry, and shall not be obliged to investigate, the right and title as each of the Obligors may have to any of the Charged Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.

30.12	Refrain from Illegality

The Security Trustee may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Security Trustee may do anything which is, in its opinion, necessary to comply with any law, directive or regulation.

30.13	Business with the Obligors

The Security Trustee may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Obligors.

30.14	Releases

Upon a disposal or release of any of the Charged Property:

(a)	pursuant to the enforcement of the Transaction Security by a Receiver or the Security Trustee; or

(b)	if that disposal or release is permitted under the Finance Documents; or

(c)	as a result of the operation of Clause 26.7 (Release of Security otherwise than on a Disposal),

the Security Trustee shall (at the cost of the Obligors) release that property from the Transaction Security and is authorised to execute, without the need for any further authority from the Secured Parties, any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

30.15	Winding up of Trust

If the Security Trustee, with the approval of the Majority Lenders, determines that (a) all of the Secured Obligations and all other obligations secured by any of the Security Documents have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, the trusts set out in this Agreement shall be wound up and the Security Trustee shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Trustee under each of the Security Documents.

30.16	Perpetuity Period

The perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of eighty years from the date of this Agreement.

30.17	Powers Supplemental

The rights, powers and discretions conferred upon the Security Trustee by this Agreement shall be supplemental to the Security Trustee Acts 1925 and 2000 and in addition to any which may be vested in the Security Trustee by general law or otherwise.

30.18	Disapplication

Section 1 of the Security Trustee Act 2000 shall not apply to the duties of the Security Trustee in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Security Trustee Acts 1925 and 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Security Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

30.19	Resignation of Security Trustee

(a)	The Security Trustee may resign and appoint one of its Affiliates as successor by giving notice to the other Parties (or to the Facility Agent on behalf of the Lenders).

(b)	Alternatively the Security Trustee may resign by giving notice to the other Parties, in which case the Majority Lenders may appoint a successor Security Trustee with the consent of the Obligors’ Agent (such consent not to be unreasonably withheld or delayed and such consent not being required in circumstances where an Event of Default has occurred and is continuing) such successor being a reputable and experienced bank or other financial institution with office in London.

(c)

If the Majority Lenders have not appointed a successor Security Trustee in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Security Trustee may appoint a successor Security Trustee after consultation with the Facility Agent and the Obligors’ Agent such successor being a reputable and experienced bank or other financial institution with office in London.

(d)	The retiring Security Trustee shall, at its own cost, make available to the successor Security Trustee such documents and records and provide such assistance as the successor Security Trustee may reasonably request for the purposes of performing its functions as Security Trustee under the Finance Documents.

(e)	The Security Trustee’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Transaction Security to that successor.

(f)	Upon the appointment of a successor, the retiring Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clause 29 (Role of the Facility Agent, the Arranger and Others) and this Clause 30 (Role of Security Trustee). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Security Trustee, require it to resign in accordance with paragraph (b) above. In this event, the Security Trustee shall resign in accordance with paragraph (b) above.

30.20	Delegation

(a)	The Security Trustee may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(b)	The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions as the Security Trustee may think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any delegate or sub-delegate.

30.21	Additional Security Trustees

(a)	The Security Trustee may at any time appoint (and subsequently remove) any person to act as a separate security trustee or as a co-security trustee jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Trustee deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Trustee shall give prior notice to the Obligors’ Agent and the Facility Agent of that appointment.

(b)	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Trustee by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)	The remuneration that the Security Trustee may pay to any person, and any costs and expenses incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Trustee.

30.22	Lenders’ indemnity to the Security Trustee

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Security Trustee, within three Business Days of demand, against any cost, loss or liability incurred by the Security Trustee (otherwise than by reason of the Security Trustee’s bad faith, gross negligence or wilful misconduct) in acting as Security Trustee under the Finance Documents (unless the Security Trustee has been reimbursed by an Obligor pursuant to a Finance Document).

30.23	Confidentiality

(a)	In acting as security trustee for the Secured Parties, the Security Trustee shall be regarded as acting through its security trustee division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Security Trustee, it may be treated as confidential to that division or department and the Security Trustee shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Trustee is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

(d)	Notwithstanding any of the provisions of this agreement, the Obligors and the Finance Parties hereby agree that each Party and each employee, representative or other agent of each Party may disclose to any and all persons, without limitation of any kind, the US tax treatment and US tax structure of the Facilities and the transactions contemplated hereby and any materials of any kind (including opinions or other tax analyses) that are provided to each of them relating to such US tax treatment and US tax structure other than any information for which non-disclosure is reasonably necessary in order to apply with applicable securities laws.

31.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

32.	SHARING AMONG THE FINANCE PARTIES

32.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 33 (Payment mechanics) or Clause 35 (Application of Proceeds) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 33 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made in accordance with Clause 33.5 (Partial payments).

32.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 33.5 (Partial payments).

32.3	Recovering Finance Party’s rights

(a)	On a distribution by the Facility Agent under Clause 32.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

32.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 32.2 (Redistribution of payments) shall, upon request of the

Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

32.5	Exceptions

(a)	This Clause 32 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 32, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Parties of the legal or arbitration proceedings; and

(ii)	such other Finance Parties had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

33.	PAYMENT MECHANICS

33.1	Payments to the Facility Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Facility Agent specifies.

33.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 33.3 (Distributions to an Obligor) and Clause 33.4 (Clawback), be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

33.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with Clause 34 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

33.4	Clawback

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

33.5	Partial payments

(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent and the Arranger and the Security Trustee under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement and the Ancillary Documents;

(iii)	thirdly, in or towards payment pro rata of any principal outstandings due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

33.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

33.7	Business Days

(a)	Any payment or reduction which is due to be made, or an Interest Period which would otherwise end, on a day that is not a Business Day shall be made or will end, as the case may be, on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

33.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

33.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Parent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

34.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35.	APPLICATION OF PROCEEDS

35.1	Order of Application

All monies from time to time received or recovered by the Security Trustee in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Security Trustee on trust to apply them at such times as the Security Trustee sees fit, to the extent permitted by applicable law in the following order of priority:

(a)	in discharging any sums owing to the Security Trustee (in its capacity as Security Trustee);

(b)	in payment to the Facility Agent, on behalf of the Secured Parties, for application towards the discharge of all sums due and payable by any Obligor under any of the Finance Documents in accordance with Clause 33.5 (Partial payments).

(c)	if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Security Trustee is obliged to pay in priority to any Obligor; and

(d)	the balance, if any, in payment to the relevant Obligor.

35.2	Investment of proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 35.1 (Order of Application) the Security Trustee may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Trustee or the Facility Agent with such financial institution (including itself) for so long as the Security Trustee thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Trustee’s discretion in accordance with the provisions of this Clause 35.

35.3	Currency conversion

(a)	For the purpose of or pending the discharge of any of the obligations owed by the Obligors to the Finance Parties under the Finance Documents the Security Trustee may convert any monies received or recovered by the Security Trustee from one currency to another, at the spot rate at which the Security Trustee is able to purchase the currency in which such obligations owed by the Obligors are due with the amount received.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

35.4	Permitted deductions

The Security Trustee shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Trustee under any of the Finance Documents or otherwise (except in connection with its remuneration for performing its duties under any Finance Document).

35.5	Discharge of Obligations

(a)	Any payment to be made in respect of the obligations owed by the Obligors to the Finance Parties under the Finance Documents by the Security Trustee may be made to the Facility Agent on behalf of the Lenders and that payment shall be a good discharge to the extent of that payment, to the Security Trustee.

(b)	The Security Trustee is under no obligation to make payment to the Facility Agent in the same currency as that in which any Unpaid Sum is denominated.

35.6	Sums received by Obligors

If any of the Obligors receives any sum which, pursuant to any of the Finance Documents, should have been paid to the Security Trustee, that sum shall promptly be paid to the Security Trustee for application in accordance with this Clause 35.

36.	NOTICES

36.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

36.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent or the Security Trustee, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

36.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 36.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent or the Security Trustee will be effective only when actually received by the Facility Agent or Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s or Security Trustee’s signature below (or any substitute department or officer as the Facility Agent or Security Trustee shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent. The Obligors’ Agent may make and/or deliver as agent of each Obligor notices and/or requests on behalf of each Obligor.

(d)	Any communication or document made or delivered to the Obligors’ Agent in accordance with this Clause 36.3 will be deemed to have been made or delivered to each of the Obligors.

36.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 36.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

36.5	Electronic communication

(a)	Any communication to be made between the Facility Agent or the Security Trustee and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means if the Facility Agent, the Security Trustee and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Facility Agent and a Lender or the Security Trustee will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent or the Security Trustee only if it is addressed in such a manner as the Facility Agent or Security Trustee shall specify for this purpose.

36.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

36.7	Use of Websites

(a)	The Parent or, as the case may be, the Obligors’ Agent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Obligors’ Agent and the Facility Agent (the “Designated Website”) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Obligors’ Agent and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Obligors’ Agent and the Facility Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Obligors’ Agent accordingly and the Obligors’ Agent shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Obligors’ Agent shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Obligors’ Agent and the Facility Agent.

(c)	The Obligors’ Agent shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Obligors’ Agent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Obligors’ Agent notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Obligors’ Agent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Obligors’ Agent shall comply with any such request within ten Business Days.

37.	CALCULATIONS AND CERTIFICATES

37.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

37.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

37.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

38.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

40.	AMENDMENTS AND WAIVERS

40.1	Required consents

(a)	Subject to Clause 40.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 40.

40.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin (otherwise than by virtue of the ratchet contained in the definition thereof) or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	a change to Clause 19 (Guarantee);

(vi)	an increase in or an extension of any Commitment;

(vii)	a change to the Borrowers or Guarantors other than in accordance with Clause 26 (Changes to the Obligors and Release of Security);

(viii)	any provision which expressly requires the consent of all the Lenders;

(ix)	Clause 2.2 (Finance Parties Rights and Obligations), Clause 25 (Changes to the Lenders) or this Clause 40; or

(x)	the nature or scope of the Charged Property or any release of any material part of the Transaction Security (other than pursuant to the release of such Transaction Security, as permitted under Clause 26.7 (Release of Security otherwise than on a Disposal) or otherwise as set out in this Agreement) or the manner in which the proceeds of enforcement of the Transaction Security are distributed, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Arranger or the Security Trustee may not be effected without the consent of the Facility Agent, the Arranger or the Security Trustee at such time.

40.3	Amendments by Security Trustee

Unless the provisions of any Finance Document expressly provide otherwise, the Security Trustee may, if authorised by the Majority Lenders, amend the terms of, waive any of the requirements of, or grant consents under, any of the Security Documents, any such amendment, waiver or consent being binding on all the parties to this Agreement except that:

(a)

the prior consent of all of the Lenders is required to authorise any amendment of any Security Document which would affect the nature or the scope of the Charged Property or any release of any material part of the Transaction Security (other than pursuant to the enforcement of such Transaction Security or otherwise as set out in this Agreement) or the manner in which proceeds of enforcement are distributed; and

(b)	no waiver or amendment may impose any new or additional obligations on any person without the consent of that person.

40.4	Obligors

Each Obligor irrevocably authorises Yell Limited to act as agent for the Obligors (the “Obligors’ Agent”):

(a)	to give all notices and instructions and make such agreements expressed to be capable of being given or made by the Obligors’ Agent on behalf of the Obligors or any of them under this Agreement; and

(b)	to agree on behalf of the Obligors or any of them the terms of any consents or waivers given or required under the Finance Documents and all amendments made to any of them (including this Agreement), notwithstanding in either case that they may affect rights and obligations of such Obligor and in either case without further reference to or the consent of such Obligor and such Obligor shall as regards each of the other parties to this Agreement and the other Finance Documents be bound thereby as though it had itself given such notice of instruction, made such agreement or agreed such consent, waiver or amendment.

40.5	Replacement of a Lender

If:

(a)	a Lender does not fund its participation in a Loan in accordance with Clause 5.4 (Lenders’ participation); or

(b)

(i)	a lender refuses to consent to a proposal requiring the consent of all the Lenders; and

(ii)	consent to the proposal has been received from the Majority Lenders,

such Lender will, at the request, and the cost, of the Obligors’ Agent, transfer at par all of its rights and obligations under this Agreement and the other Finance Documents to such other bank which is willing to assume such rights and obligations as the Obligors’ Agent may nominate. Any such transfer shall be subject to the provisions of Clause 25.2 (Conditions of assignment or transfer).

41.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

42.	GOVERNING LAW

This Agreement is governed by English law.

43.	ENFORCEMENT

43.1	Jurisdiction of English Courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 43.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

43.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints the Obligors’ Agent at its registered office at Queens Walk, Oxford Road, Reading, Berkshire RG1 7PT as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and the Obligors’ Agent by its execution of this Agreement accepts that appointment); and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)
Yell Limited	4205228
Yellow Book Holdings, Inc.
Yellow Book USA, Inc.
Yellow Book/McLeod Holdings, Inc.
McLeodUSA Media Group, Inc.

Name of Original Guarantor	Registration number (or equivalent, if any)
Yell Limited	4205228
Yellow Book Holdings, Inc.
Yellow Book Group, Inc.
Yellow Book/McLeod Holdings, Inc.
McLeodUSA Media Group, Inc.
Yellow Pages Limited	4175821
Yell SarL.
Yell Holdings 2 Limited	4180359
Yellow Pages Sales Limited	1403041
General Art Services Limited	1674826
YH Limited	4193755
Yellow Book USA, Inc.
Yellow Book of New York, Inc.
Yellow Book of Pennsylvania, Inc.
Consolidated Communications Directories, Inc.
McLeodUSA Publishing Company
NDC Holdings II, Inc.
National Directory Company

Part II

The Original Lenders

Name of Original Lender	Facility A1 Commitment	Facility A2 Commitment	Revolving Commitment
	£	$	£
ABN AMRO Bank N.V.	332,000,000	298,000,000	100,000,000
HSBC Bank plc	332,000,000	298,000,000	100,000,000
Total	664,000,000	596,000,000	200,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions Precedent to Initial Loan

1.	Obligors

(a)	A copy of the constitutional documents (including certificates of incorporation, certificates on change of name and, in relation to each US Obligor, certificates of good standing) of each Original Obligor.

(b)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of an Original Obligor other than Yell Limited, authorising Yell Limited to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents.

(d)	If required by their respective constitutional documents, a copy of a resolution signed by all the holders of the issued shares in each Original Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party.

(e)	A certificate of each Original Obligor (signed by a director or other officer) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on such Original Obligor to be exceeded.

(f)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Paragraph 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Finance Documents

(a)	This Agreement executed by the members of the Group party hereto.

(b)	The Subordination Agreement executed by the Subordinated Guarantor and YH2.

(c)	The Fee Letters executed by the Parent.

3.	Legal Opinions

The following legal opinions, each addressed to the Facility Agent, the Security Trustee and the Original Lenders.

(a)	A legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Facility Agent in England, as to English law in form and substance satisfactory to the Facility Agent.

(b)	A legal opinion of Clifford Chance LLP legal advisers to the Arranger and the Facility Agent, as to New York law in form and substance satisfactory to the Facility Agent.

(c)	A legal opinion from Weil Gotshal & Manges LLP in form and substance satisfactory to the Facility Agent confirming that there are no conflicts between, or consents required under, the High Yield Notes or the Discount High Yield Notes or any of the documents related thereto to enable any of the Obligors to enter into the Facility Agreement and perform their obligations thereunder.

(d)	A legal opinion from Iowa counsel to the Group in form and substance satisfactory to the Facility Agent as to certain matters of Iowa law regarding the corporate capacity of McLeodUSA Media Group, Inc. and McLeodUSA Publishing Company to enter into the Finance Documents to which they are a party.

(e)	A legal opinion from Illinois counsel to the Group in form and substance satisfactory to the Facility Agent as to certain matters of Illinois law regarding the corporate capacity of Consolidated Communications Directories, Inc. to enter into the Finance Documents to which it is a party.

(f)	A legal opinion from Luxembourg counsel to the Group in form and substances satisfactory to the Facility Agent as to certain matters of Luxembourg law regarding the corporate capacity of YS. to enter into the Finance Documents to which it is a party.

4.	Other Documents and Evidence

(a)	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Parent accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	Evidence that the fees, costs and expenses then due from the Parent pursuant to Clause 13 (Fees), Clause 18 (Costs and Expenses) and Clause 14.5 (Stamp Taxes) have been paid or will be paid by or on the first Utilisation Date.

(c)	The Group Structure Chart which shows the Group assuming the date of Completion has occurred and shows:

(i)	details of all intercompany loans from (i) the Issuer and (ii) the Subordinated Guarantor to, in each case, any other member of the Group;

(ii)	each Subsidiary and the holders of its shares (or the equivalent ownership interest in the Subsidiary) and all joint ventures and partnerships of the Group and any person in which any member of the Group holds shares in its issued share capital (or the equivalent ownership interest in such person);

(iii)	which members of the Group are Dormant Companies;

(iv)	the name, registered number (where applicable) and jurisdiction of incorporation and/or establishment of each member of the Group;

(v)	which members of the Group, if any, other than the Parent have shareholders who are not other members of the Group; and

(vi)	which members of the Group, if any, are not limited liability corporations.

(d)	A copy, certified by an authorised signatory of the Parent to be a true copy, of the Original Financial Statements of the Parent and each Original Obligor.

(e)	A copy of the Agreed Financial Projections.

(f)	A copy of the steps paper setting out details of the transactions intended to be consummated as part of the Deferred Subscription Arrangements.

(g)	The Funds Flow Statement in a form agreed by the Parent and the Facility Agent detailing the proposed movement of funds on or before the Closing Date.

(h)

(i)	A copy of the draft notice of redemption for up to 35% of each of the High Yield Notes and the Discount High Yield Notes;

(ii)	A copy of the draft notice of redemption for the Vendor Loan Note;

(i)	A notice of prepayment and cancellation in respect of the Existing Facility Agreement duly executed by the Obligors’ Agent.

(j)	A copy, certified by a director of the Parent as being true complete and up-to-date of the latest draft of the Offering Circular.

(k)	Evidence from the Reuters Screen confirming that admission to the Official List of the UK Listing Authority of the authorised share capital of the Parent has become effective.

(l)	Evidence in form and substance satisfactory to the Facility Agent that the Parent has received or will receive concurrently with the making of the initial Loans hereunder proceeds from the IPO on the Closing Date of not less than £335,000,000.

(m)	Notification that proceeds from the IPO have been placed (or will simultaneously with making of the initial Loans hereunder be placed) in an escrow account (to be released on such terms as have been agreed between the Parent and the Facility Agent) in an amount sufficient to redeem (i) the amount of the High Yield Notes and the Discount High Yield Notes set forth in the notice or redemption described in paragraph (f)(i) above and (ii) the Vendor Loan Note.

(n)	The Structure Paper.

Part II

Conditions Precedent Required to be

Delivered by an Additional Obligor

1.	An Accession Letter executed by the Additional Obligor and the Parent.

2.	A copy of the constitutional documents (including certificates of incorporation, certificates on change of name and, in relation to any Additional Obligor which is a member of the US Group, certificates of good standing) of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter and any other Finance Document to which it is a party;

(b)	authorising a specified person or persons to execute the Accession Letter and other Finance Documents on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Obligors’ Agent to act as its agent in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	If required by such Additional Obligor’s constitutional documents or if required by law, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.	A certificate of the Additional Obligor (signed by a director or secretary) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	If available, the latest audited financial statements of the Additional Obligor.

9.	The following legal opinions, each addressed to the Facility Agent, the Security Trustee and the Lenders:

(a)	A legal opinion of the legal advisers to the Facility Agent in England, as to English law in form and substance satisfactory to the Facility Agent.

(b)	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales or executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Facility Agent in the jurisdiction of incorporation of that Additional Obligor or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Relevant Jurisdiction”) as to the law of the Relevant Jurisdiction and in form and substance satisfactory to the Facility Agent.

10.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 43.2 (Service of process), if not an Original Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

11.	The Security Documents executed by the Additional Obligor which are required to be furnished to the Facility Agent pursuant to the terms of this Agreement.

12.	Any notices or documents required to be given or executed or made under the terms of those Security Documents.

13.	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Obligors’ Agent accordingly) in connection with the entry into and performance of the transactions contemplated by the Accession Letter and each Finance Document to which the Additional Obligor is a party or for the validity and enforceability of any Finance Document or of any Transaction Security created or intended to be created by the Additional Obligor.

Part III

Security Documents

1.	New York law Security Agreement to be entered into by each US Obligor in favour of the Security Trustee.

2.	New York law Intellectual Property Security Agreement to be entered into by each US Obligor in favour of the Security Trustee.

3.	New York law Pledge Agreement to be made by YH Limited of shares in Yellow Book Group Inc. in favour of the Security Trustee.

4.	English law Debenture to be entered into by each UK Obligor in favour of the Security Trustee.

5.	Luxembourg law share pledge agreement to be made by YH Limited of the shares in Yell S.a.r.l. in favour of the Security Trustee.

6.	New York law Pledge Agreement to be made by Luxco of shares in Yellow Book Group Inc., stock, other equity interests, indebtedness and other investment property in favour of the Security Trustee.

Part IV

Documents related to the Security Documents

1.	US Conditions Precedent

(a)	executed copies of Financing Statements (Form UCC-1) or appropriate local equivalent in appropriate form for filing under the Uniform Commercial Code of each applicable jurisdiction as may be necessary to perfect the Security Interests purported to be created by each original Security Document (including any assignment of any existing security) entered into by each US Obligor or in respect of shares or indebtedness of any such company (each such Original Security Document as “Original US Security Document”);

(b)	copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of a recent date listing all effective Financing Statements that name the Business or any member of the Group or a division or operating unit of any such person, as debtor and that are filed in the jurisdictions referred to in (a) above, together with copies of such Financing Statements in respect of all of which appropriate termination statements executed by the secured lender thereunder shall be delivered to the Facility Agent (except in respect of financing statements related to Permitted Security Interests);

(c)	a solvency certificate issued by each US Obligor and addressed to the Facility Agent confirming the solvency of such Obligor immediately following entry by it into any Original US Security Document to which it is a party;

(d)	delivery by each US Obligor of stock certificates, instruments and other collateral the delivery of which is required by the Security Agent pursuant to the Original US Security Documents.

2.	Security Releases and Financial Indebtedness

Evidence that all Existing Security, including those over Intellectual Property in favour of third parties granted in respect of or by any person comprised within the Business or any part of the assets of the Business (and which are not permitted under the terms of this Agreement) have been released.

3.	Consents/Notices in respect of Security Interests

All third party consents which the Security Trustee requires pursuant to the terms of the Security Documents in connection with the creation or registration of any Security contained in any Security Document and all notices of assignment or charge required to be given under the terms of the Security Documents.

4.	Share Certificate and Stock Transfers

Share certificates together with stamped (where applicable), executed blank stock transfers or other relevant transfer documents in respect of all shares in members of the Group charged or pledged under the Security Documents.

5.	Intra-Group Loans

Certified copies of any Intercompany Loan Agreements or other intercompany loan documentation between or involving Obligors in relation to any loans which have been made prior to, or are to be made after, the Closing Date.

6.	Legal opinions

(1)	A legal opinion from Weil Gotshal & Manges LLP in form and substance satisfactory to the Facility Agent confirming that there are no conflicts between, or consents required under, the High Yield Notes or the Discount High Yield Notes or any of the documents related thereto to enable any of the Obligors to enter into the Security Documents and perform their obligations thereunder.

(2)	A legal opinion from Luxembourg counsel to the Group in form and substance satisfactory to the Facility Agent regarding the corporate capacity of YS to enter into the Finance Documents to which it is a party.

SCHEDULE 3

REQUESTS

Part I

Utilisation Request

From: [Borrower] [Obligors’ Agent]*

To: [Facility Agent]

Dated:

Dear Sirs

Yell Group plc – Senior Facilities Agreement

dated [•] 2003 (the “Facilities Agreement”)

1.	[We wish a Loan to be made on the following terms:

(a) Borrower:	[•]

(b) Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

(c) Facility to be utilised:	[Facility A1]/[Facility A2]/ [Revolving Facility]]**

(d) Currency of Loan:	[•]

(e) Amount:	[•] or, if less, the Available Facility

(f) Interest Period:	[•]

2.	We confirm that each condition specified in Clause 4.2 (Further Conditions Precedent) is satisfied on the date of this Utilisation Request.

3.	[The proceeds of this Loan should be credited to [account]].

4.	This Utilisation Request is irrevocable.

5.	Terms used in this Request which are not defined in this Request but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

Yours faithfully

authorised signatory for [the Obligors’ Agent on behalf of [insert name of relevant Borrower]]/ [insert name of Borrower]

NOTES:

*	Amend as appropriate. The Request can be given by the Borrower or by the Obligors’ Agent.

**	Select the Facility to be utilised and delete references to the other Facilities.

Part II

Selection Notice

Applicable to a Term Loan

From: [Borrower] [Obligors’ Agent]*

To: [Facility Agent]

Dated:

Dear Sirs

Yell Group plc - Senior Facilities Agreement

dated [•] 2003 (the “Facilities Agreement”)

1.	We refer to the following Facility A1 Loans/Facility A2 Loans* with an Interest Period ending on [•]*.

2.	[We request that the above Term Loans be divided into Facility A1 Loans/Facility A2 Loans* with the following Base Currency Amounts and Interest Periods:]

3.	This Selection Notice is irrevocable.

4.	Terms used in this Request which are not defined in this Request but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

Yours faithfully

authorised signatory for [the Obligors’ Agent on behalf of] [insert name of relevant Borrower]/[insert name of Relevant Borrower] *

NOTES:

*	Amend as appropriate. The Request can be given by the Borrower or the Obligors’ Agent.

SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B – D) + E x 0.01	per cent. per annum
100 – (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 10.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E	is designated to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charges supplied by the Reference Lenders to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Facility Agent, each Reference Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Lender as being the average of the Fee Tariffs applicable to that Reference Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Lender.

8.	Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Lender for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Facility Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To: [•] as Facility Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Yell Group plc – Senior Facilities Agreement

dated [•] 2003 (the “Facilities Agreement”)

1.	We refer to Clause 25.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender and the New Lender transferring by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 25.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 36.2 (Addresses) are set out in the Schedule.

2.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders).

3.	This Transfer Certificate is governed by English law.

4.	Terms which are used in this Transfer Certificate which are not defined in this Transfer Certificate but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [•].

[Facility Agent]

By:

SCHEDULE 6

FORM OF ACCESSION LETTER

To: [•] as Facility Agent

From: [Subsidiary] and [Yell Group plc]/[Ancillary Lender]/[Hedging Lender]

Dated:

Dear Sirs

Yell Group plc – Senior Facilities Agreement

dated [•] 2003 (the “Facilities Agreement”)

1.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents as an Additional [Borrower]/[Guarantor] pursuant to Clause [26.2 (Additional Borrowers)]/[Clause 26.4 (Additional Guarantors)] of the Facility Agreement [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [•].

[Ancillary Lender/Hedging Lender] agrees to become an Ancillary Lender/Hedging Lender and to be bound by the terms of the Facilities Agreement and the other Finance Documents as a [Ancillary Lender/Hedging Lender].

2.	[Subsidiary’s]/[Ancillary Lender’s/Hedging Lender’s] administrative details are as follows:

Address:

Fax No.:

Attention:

3.	[The Parent confirms that no Default is continuing or would occur as a result of a [Subsidiary] becoming an additional Borrower.]*

4.	This letter is governed by English law.

5.	Terms which are used in this Accession Letter which are not defined in this Accession Letter but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

[This Guarantor Accession Letter is entered into by deed.]**

[Parent]	[Subsidiary]/[Ancillary Lender]/[Hedging Lender]

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

**	Delete if not a Guarantor Accession Letter.

SCHEDULE 7

FORM OF RESIGNATION LETTER

To: [            ] as Facility Agent

From: [resigning Obligor] and [Yell Group plc]

Dated:

Dear Sirs

Yell Group plc - Senior Facilities Agreement

dated [•] 2003 (the “Facilities Agreement”)

1.	Pursuant to [Clause 26.3 (Resignation of an Obligor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement, the Intercreditor Agreement and the Finance Documents.

2.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[this request is given in relation to a disposal of [resigning Obligor] which is permitted under Clause 23.13 (Disposals) of the Agreement.]

3.	This letter is governed by English law.

4.	Terms which are used in this resignation letter which are not defined in this letter but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

5.	The Parent agrees to indemnify the Finance Parties and Secured Parties for any costs, expenses, or liabilities which would have been payable by [resigning Obligor] in connection with the Finance Documents but for the release set out in paragraph 1 above.

[Parent]	[resigning Obligor]

By:	By:

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To: [•] as Facility Agent

From: Yell Group plc

Dated:

Dear Sirs

Yell Group plc - Senior Facilities Agreement

dated [•] 2003 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Compliance Certificate.

2.	We confirm that:

(a)	in respect of the Relevant Period ending on [•] Consolidated EBITDA for such Relevant Period was [•] and Net Cash Interest Payable for such Relevant Period was [•]. Therefore Consolidated EBITDA for such Relevant Period was [•] times Net Cash Interest Payable for such Relevant Period and the covenant contained in sub-clause (a) of Clause 22.2 (Financial condition) [has/has not] been complied with;

(b)	on the last day of the Relevant Period ending on [•] Consolidated Net Senior Debt was [•] and Consolidated EBITDA for such Relevant Period was [•]. Therefore Consolidated Net Senior Debt at such time [did/did not] exceed [•] times Consolidated EBITDA for such Relevant Period and the covenant contained in sub-clause (b) of Clause 22.3 (Financial covenants) [has/has not] been complied with;

(c)	on the last day of the Relevant Period ending on [•] Consolidated Total Net Debt was [•] and Consolidated EBITDA for such Relevant Period was [•]. Therefore Consolidated Total Net Debt at such time [did/did not] exceed [•] times Consolidated EBITDA for such Relevant Period and the covenant contained in sub-clause (c) of Clause 22.3 (Financial Covenants) [has/has not] been complied with;

(d)	On the last day of the Relevant Period ending on [•]Consolidated Total Net Debt was [•] and Consolidated EBITDA for such Relevant Period was [•]. Therefore Consolidated Total Net Debt at that time was [greater than or equal to [•] times Consolidated EBITDA for such Relevant Period]/[less than [•] times Consolidated EBITDA for such Relevant Period but greater than or equal to [•] times Consolidated EBITDA for such Relevant Period]/[less than [•] times Consolidated EBITDA for such Relevant Period]

and accordingly the Margin will be [•]% p.a..

(e)	Excess Cashflow for the Financial Year of the Group ending [•] was [•]. Therefore the Excess Cashflow to be applied in prepayment pursuant to Clause 9.7 (Excess cash) will be [•].

3.	[We confirm that no Default is continuing.]*

We confirm that the aggregate of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) of the Guarantors, the gross tangible consolidated assets or turnover of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-group items) represents not less than 80 per cent. of Consolidated EBITDA, the gross tangible consolidated assets and turnover of the Group].

Signed

Director of Yell Group plc	Director of Yell Group plc

[insert applicable certification language]

for and on behalf of

[name of auditors of the Parent]

NOTES:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 9

TIMETABLES

Loans

	Loans in euro/dollars	Loans in sterling	Loans in other currencies

Facility Agent notifies the Parent if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	—	—	U-4 11.00 a.m.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (Clause 11.1 (Selection of Interest Periods and Terms))	U-3 9.30am	U-1 9.30am	U-3 9.30am

Facility Agent determines (in relation to a Loan) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation)	U-3 11.00 a.m.	U-1 11.00 a.m.	U-3 11.00 a.m.

Facility Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 3.00pm	U-1 3.00pm	U-3 3.00pm

Facility Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	U-1 5.00pm	U-1 5.00pm	U-1 5.00pm

Facility Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	U-2 9.30am	U 9.30am	U-2 9.30am

Facility Agent determines amount of the Loan in Optional Currency in accordance with Clause 33.9 (Change of currency)	U-3 11.00am	U 11.00am	U-3 11.00am

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. London time in respect of LIBOR and as of 11.00 a.m. Brussels time in respect of EURIBOR	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

“U”         =     date of loan

“U - X”  =     X Business Days prior to date of loan

SIGNATURES

OBLIGORS’ AGENT

YELL LIMITED

By:	JOHN DAVIS

Address:	Queen’s Walk, Oxford Road, Reading RG1 7PT

Fax:	0118 957 5806

Attention:	Chris Neale

THE ARRANGER

ABN AMRO BANK N.V.

By:	CONRAD HALL

Address:	250 Bishopsgate, London EC2M 4AA

Fax:	020 7678 5194

Attention:	Conrad Hall

HSBC BANK PLC

By:	MARK HEPTINSTALL

Address:	HSBC Bank Plc, 8 Canada Square, London E14 5HQ

Fax:	020 7992 4989

Attention:	Debt Finance Support and Agency

THE FACILITY AGENT

HSBC BANK PLC

By:	MARK HEPTINSTALL

Address:	HSBC Bank Plc, 8 Canada Square, London E14 5HQ

Fax:	020 7992 4989

Attention:	Debt Finance Support and Agency

THE SECURITY TRUSTEE

HSBC BANK PLC

By:	MARK HEPTINSTALL

Address:	HSBC Bank Plc, 8 Canada Square, London E14 5HQ

Fax:	020 7992 4989

Attention:	Debt Finance Support and Agency

THE LENDERS

ABN AMRO BANK N.V.

By:	CONRAD HALL

Address:	250 Bishopsgate, London EC2M 4AA

Fax:	020 7678 5194

Attention:	Conrad Hall

HSBC BANK PLC

By:	MARK HEPTINSTALL

Address:	HSBC Bank Plc, 8 Canada Square, London E14 5HQ

Fax:	020 7992 4989

Attention:	Debt Finance Support and Agency